UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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MModal Inc.
(Name of Registrant as Specified In Its Charter)

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April 30, 2012

Dear Stockholders:

It is my pleasure to invite you to MModal’s 2012 Annual Meeting of Stockholders. We will hold the meeting on June 1, 2012, at 10:00 a.m., local time, at the Franklin Marriot Cool Springs, 700 Cool Springs Blvd., Franklin, Tennessee 37067. During the Annual Meeting, we will discuss each item of business described in the Notice of Annual Meeting and Proxy Statement and present an update on our business operations. There will also be time for questions.

The enclosed Notice of Annual Meeting, Proxy Statement, and proxy card provide information about MModal in addition to describing the business we will conduct at the meeting.

Your vote is important. You may vote by using the proxy card you receive or by voting in person at the meeting. Whether or not you expect to attend the Annual Meeting, please vote your shares.

Thank you for your ongoing support of MModal. I look forward to seeing you at our Annual Meeting.

Sincerely,

Roger L. Davenport Chief Executive Officer

MModal Inc.

9009 Carothers Parkway, Suite C-2

Franklin, TN 37067

NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 1, 2012

To our stockholders:

We invite you to attend our 2012 Annual Meeting of Stockholders, which will be held at the Franklin Marriot Cool Springs, 700 Cool Springs Blvd., Franklin, Tennessee 37067, on June 1, 2012 at 10:00 a.m., local time. At the meeting, stockholders will be asked to:

1.	Elect three Class I Directors for the ensuing three years;

2.	Ratify the selection by the Audit Committee of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012;

3.	Approve the compensation of our named executive officers;

4.	Approve the frequency of the advisory vote on the compensation of our named executive officers; and

5.	Transact such other business as may properly come before the meeting or any adjournment thereof.

Roger L. Davenport, our Chairman and Chief Executive Officer, will also present an update on our business operations at the Annual Meeting.

Stockholders of record at the close of business on April 4, 2012, the record date for the Annual Meeting, are entitled to notice of, and to vote at, the meeting. Your vote is important regardless of the number of shares you own. Whether or not you expect to attend the meeting, we hope you will take the time to vote your shares.

By Order of the Board of Directors,

Mark R. Sullivan
General Counsel, Chief Compliance Officer & Secretary

Franklin, Tennessee

April 30, 2012

Proxy Statement

This Proxy Statement and the accompanying proxy card are being mailed, beginning on or about May 1, 2012, to owners of shares of common stock, par value $0.10 per share (Common Stock) of MModal Inc. (referred to as we, us, or the Company) in connection with the solicitation of proxies by our board of directors for our Annual Meeting of Stockholders (the Annual Meeting). This proxy procedure is necessary to permit all stockholders, many of whom are unable to attend the Annual Meeting, to vote. Our board of directors encourages you to read this document thoroughly and to take this opportunity to vote on the matters to be decided at the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 1, 2012.

THE PROXY STATEMENT AND FORM OF PROXY FOR OUR 2012 ANNUAL MEETING, OUR ANNUAL REPORT TO STOCKHOLDERS AND OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2011 ARE AVAILABLE AT: http://abea-6arm1d.client.shareholder.com/annual-proxy.cfm

General Information about the Annual Meeting and Voting

Why are you receiving these proxy materials?

We are providing these proxy materials to you because our board of directors is asking (technically called soliciting) holders of our Common Stock to provide proxies to be voted at the Annual Meeting. The Annual Meeting is scheduled for June 1, 2012, commencing at 10:00 a.m., local time, at the Franklin Marriot Cool Springs, 700 Cool Springs Blvd., Franklin, Tennessee 37067. Your proxy will be used at the Annual Meeting or at any adjournment(s) of the meeting. The Notice of Annual Meeting of Stockholders, this Proxy Statement, and the enclosed proxy card are being mailed to stockholders beginning on or about May 1, 2012.

Who is entitled to vote at the Annual Meeting?

Only stockholders of record at the close of business on the record date, April 4, 2012, may vote at the Annual Meeting. There were 56,867,928 shares of our Common Stock outstanding on April 4, 2012. During the ten days before the Annual Meeting, you may inspect a list of stockholders eligible to vote. If you would like to inspect the list, please call Mark R. Sullivan, our Secretary, at 9009 Carothers Parkway, Suite C-2, Franklin, Tennessee 37067 to arrange a visit to our offices.

What are the voting rights of the holders of our Common Stock?

Each outstanding share of our Common Stock will be entitled to one vote on each matter considered at the Annual Meeting.

How can you vote?

If you are a record holder, meaning your shares are registered in your name, you may vote or submit a proxy:

1.	By Mail—Complete and sign the enclosed proxy card and mail it in the enclosed postage prepaid envelope. Your shares will be voted according to your instructions. If you sign your proxy card but do not specify how you want your shares voted, they will be voted as recommended by our board of directors. Unsigned proxy cards will not be voted.

2.	In Person at the Meeting—If you attend the Annual Meeting, you may deliver a completed and signed proxy card in person or you may vote by completing a ballot, which we will provide to you at the Annual Meeting.

Beneficial Owners and Broker Non-Votes

Most of our stockholders hold their shares in “street name” through a stockbroker, bank, or other nominee, rather than directly in their own names. If you hold your shares in one of these ways, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your stockbroker, bank, or other nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your stockbroker, bank, or other nominee on how to vote your shares. If you hold your shares in street name, your stockbroker, bank, or other nominee has enclosed a voting instruction card for you to use in directing your stockbroker, bank, or other nominee in how to vote your shares.

Stockbrokers, banks, or other nominees that are member firms of the New York Stock Exchange and who hold shares in street name for customers have the discretion to vote those shares with respect to certain matters if they have not received instructions from the beneficial owners. Stockbrokers, banks, or other nominees will have this discretionary authority with respect to routine matters such as the ratification of the appointment of our independent registered public accounting firm; however, they will not have this discretionary authority with respect to non-routine matters, including each of the other Annual Meeting proposals. As a result, with respect to these non-routine matters, if the beneficial owners have not provided instructions with respect to these non-routine matters (commonly referred to as “broker non-votes”), those beneficial owners’ shares will be included in determining whether a quorum is present, but otherwise will not be counted. Thus, a broker non-vote will make a quorum more readily obtainable, but a broker non-vote will not otherwise affect the outcome of a vote on a proposal that requires a plurality of the votes cast in respect of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote or a majority of the voting power of the shares present in person or represented by proxy and entitled to vote. We encourage you to provide voting instructions to the organization that holds your shares.

Can you change your vote or revoke your proxy?

You may revoke your proxy at any time before your shares are voted at the Annual Meeting by: (1) notifying our Secretary, Mark R. Sullivan, in writing at 9009 Carothers Parkway, Suite C-2, Franklin, TN 37067, that you are revoking your proxy; (2) submitting new voting instructions using any of the methods described above; or (3) attending and voting by ballot at the Annual Meeting.

If you are the beneficial owner of shares held in street name, you must submit new voting instructions to your stockbroker, bank, or other nominee pursuant to the instructions you have received from them.

What is a proxy?

A proxy is a person you appoint to vote on your behalf. By using any of the methods discussed above, you will be appointing as your proxies Roger L. Davenport, our Chairman and Chief Executive Officer, and Ronald L. Scarboro, our Chief Financial Officer. They may act together or individually on your behalf, and will have the authority to appoint a substitute to act as proxy. If you are unable to attend the Annual Meeting, please use the means available to you to vote by proxy so that your shares of Common Stock may be voted.

How will your proxy vote your shares?

Your proxy will vote according to your instructions. If you choose to vote by mail and complete, sign, and return the enclosed proxy card but do not indicate your vote, your proxy will vote “FOR” the election of the nominated Class I Directors (Proposal 1), “FOR” Proposals 2 and 3 and marking the “ONE” year box with respect to Proposal 4. We do not intend to bring any other matter for a vote at the Annual Meeting, and we do not know of anyone else who intends to do so. However, on any other business that properly comes before the Annual Meeting, your proxies are authorized to vote on your behalf using their judgment.

What constitutes a quorum?

The holders of a majority of the voting power of the issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting, present in person or represented by proxy, constitutes a quorum. A quorum is necessary in order to conduct the Annual Meeting. If you choose to have your shares represented by proxy at the Annual Meeting, you will be considered part of the quorum. Broker non-votes will be counted as present for the purpose of establishing a quorum. If a quorum is not present at the Annual Meeting by person or proxy, the person presiding at the meeting or stockholders holding a majority in voting power of the shares of our stock present in person or by proxy and entitled to vote thereat may adjourn the meeting to a date when a quorum is present. If an adjournment is for more than 30 days or a new record date is fixed for the adjourned meeting, we will provide notice of the adjourned meeting to each stockholder of record entitled to vote at the meeting.

What vote is required to approve each matter and how are votes counted?

Proposal 1—Elect three Class I directors—For Proposal 1, the election of three Class I directors, the nominees will be elected by a plurality of the votes cast in respect of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote. This means that the nominees with the most votes for election will be elected. You may choose to vote or withhold your vote for such nominees. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of a director will not be voted with respect to the director indicated, although it will be counted for the purposes of determining whether there is a quorum.

Proposals 2 and 3—Ratify the selection by the Audit Committee of KPMG LLP as our independent registered public accounting firm and approve of the compensation of our named executive officers—For Proposals 2 and 3, the affirmative vote of the majority of the voting power of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote. A properly executed proxy marked “ABSTAIN” with respect to this proposal will not be voted, although it will be counted for purposes of determining the number of shares of Common Stock present in person or represented by proxy and entitled to vote. Accordingly, an abstention will have the effect of a negative vote.

Proposal 4—Approve the frequency of the advisory vote on the compensation of our named executive officers—For purposes of ascertaining stockholder sentiment regarding whether the vote to approve the compensation of our Named Executive Officers should occur every one, two or three years, our board of directors will look to the frequency, if any, that receives a plurality of the votes cast in respect of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote. This means that the frequency with the most votes will be considered to be the sentiment of our stockholders.

Are there other matters to be voted on at the Annual Meeting?

We do not know of any other matters that may come before the Annual Meeting other than Proposals 1 through 4 included herein. If any other matters are properly presented at the Annual Meeting, the persons named as proxies in the accompanying proxy card intend to vote or otherwise act in accordance with their judgment on the matter.

Where can you find the voting results?

Voting results will be reported in a Current Report on Form 8-K, which we will file with the Securities and Exchange Commission (SEC) within four business days following the Annual Meeting.

Who is soliciting proxies, how are they being solicited, and who pays the cost?

The solicitation of proxies is being made on behalf of our board of directors and we will bear the costs of the solicitation. We will be responsible for paying for all expenses to prepare, print, and mail the proxy materials to stockholders. In accordance with the regulations of the SEC, we will make arrangements with brokerage houses and other custodians, nominees, and fiduciaries to send proxies and proxy materials to their principals and will reimburse them for their reasonable expenses in so doing. In addition to the solicitation by use of the mails, our officers, directors, and employees may solicit the return of proxies by telephone or personal interviews. We may also retain a proxy solicitor if it appears reasonably likely that we may not obtain a quorum to conduct the Annual Meeting.

Who is our Independent Registered Public Accounting Firm, and will they be represented at the Annual Meeting?

KPMG LLP served as our independent registered public accounting firm for the fiscal year ended December 31, 2011 and audited our consolidated financial statements and our internal control over financial reporting for such fiscal year. KPMG LLP has been selected by the Audit Committee to serve in the same role and to provide the same services for the fiscal year ending December 31, 2012. We expect that one or more representatives of KPMG LLP will be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire, and will be available to answer appropriate questions after the meeting.

Why are you being asked to ratify the selection of KPMG LLP?

Although stockholder approval of our Audit Committee’s selection of KPMG LLP as our independent registered public accounting firm is not required, we believe that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, the Audit Committee has agreed to reconsider its selection of KPMG LLP, but will not be required to take any action.

How may you obtain additional copies of our Annual Report on Form 10-K or this Proxy Statement?

You may request a copy of our Annual Report on Form 10-K for the year ended December 31, 2011, or this Proxy Statement, to be sent to you for no charge, by writing to Mark R. Sullivan, our Secretary, at MModal Inc., 9009 Carothers Parkway, Suite C-2, Franklin, TN 37067.

Proposal 1—Elect Three Class I Directors

Our Certificate of Incorporation divides our board of directors into three classes, Class I, Class II, and Class III, with members of each class holding office for staggered three-year terms.

There are currently three Class I directors whose terms expire at the 2012 Annual Meeting, four Class II directors whose terms expire at the 2013 Annual Meeting, and four Class III directors whose terms expire at the 2014 Annual Meeting (in all cases, subject to the election and qualification of their successors and to their earlier death, resignation, or removal).

Biographical information (current as of April 30, 2012) for all of our directors is provided below. Our board of directors, upon the recommendation of the Nomination and Corporate Governance Committee, has nominated for election at the 2012 Annual Meeting, Roger L. Davenport, V. Raman Kumar, and Frank Baker as Class I Directors for a three-year term expiring at the 2015 Annual Meeting. The nominees are presently directors; Messrs. Kumar and Baker were previously elected by our stockholders and Mr. Davenport was appointed to fill a vacancy created by the resignation of a prior Class I Director.

Our board of directors recommends a vote FOR the Election of Roger L. Davenport, V. Raman Kumar, and Frank Baker as Class I directors for a three-year term expiring at the 2015 Annual Meeting.

Nominees for Class I Directors for Election at the 2012 Annual Meeting for a Term Expiring at the 2015 Annual Meeting

Roger L. Davenport: Chairman and Chief Executive Officer

Mr. Davenport, 53, has served as our Chairman and Chief Executive Officer since July 2011 and prior to that he served as special senior strategic advisor to the Chairman of Quintiles Transnational Corp., a pharmaceutical services provider offering clinical, commercial, consulting and capital solutions, from February 2011 to June 2011. Mr. Davenport was retired from November 2010 to February 2011. From October 2008 to November 2010, Mr. Davenport was President, Payer and Public Sectors, of Allscripts-Misys Healthcare Solutions, Inc., a provider of clinical software, services, information and connectivity solutions. In this role, Mr. Davenport focused on payer provider integration and State Medicaid transformations. From February 2007 until October 2008, Mr. Davenport was Chief Executive Officer of Misys Healthcare Systems, LLC, a healthcare software and services company, and led the strategic merger of Misys and Allscripts. Mr. Davenport has a broad range of experience across the entire healthcare information technology spectrum including radiology, modalities and software technology. He has served as an executive for companies such as IBM, Shared Medical Systems, Kodak Health Group and Siemens Medical Solutions. He earned a bachelor’s degree and an MBA from East Carolina University in Greenville, North Carolina.

V. Raman Kumar: Vice Chairman and Director

Mr. Kumar, 51, is our co-founder and serves as a director. He has served as our Vice Chairman since February 2007 and, from February 2007 to October 2010, was also our Chief Executive Officer. He has also served as an Executive Partner, a senior operating consulting role, to Siris Capital Group, LLC since March 2011. He has also served as the President of CBay Inc. since December 2008, as Chairman & President of CBay Systems & Services Inc. since April 2010 and as Executive Chairman & Chief Executive of CBay Systems (India) Private Limited since July 2010. Prior to his current position at CBay Systems (India) Private Limited, Mr. Kumar served as its Chairman & Managing Director from October 2005 to July 2010. Prior to our founding in 1997, he worked as a Senior Vice President (International Trade Finance and Marketing) at the Essar Group, a multinational conglomerate. Mr. Kumar also currently serves on the board of directors of CBay Inc., CBay Systems & Services Inc. as well as several other of our subsidiaries. Mr. Kumar has a BA (Honors) and Masters Degree in History from St. Stephens’s College, New Delhi, India.

Frank Baker: Director

Mr. Baker, 39, has served as a director since August 2008. He also served as a non-executive director of our wholly-owned subsidiary, MModal MQ Inc. (formerly known as MedQuist Inc.), from August 2008 until April 2012. Mr. Baker is a Managing Director and co-founder of Siris Capital Group, LLC, which was established in March 2011. Mr. Baker was also a co-founder of S.A.C. Private Capital Group LLC, (SAC PCG) and was a Managing Director of SAC PCG from 2007 to March 2011. From 1999 to 2006, Mr. Baker was at Ripplewood, a New York based private equity firm, and RHJ International, a financial services company incorporated under the laws of Belgium, where he was responsible for making various private equity investments. Prior to joining Ripplewood, Mr. Baker spent over three years in investment banking as an Associate at J.P. Morgan Securities Inc. in its Capital Markets Group and as an Analyst at Goldman, Sachs & Co. in its mergers and acquisitions department. Mr. Baker also currently serves as director of Cosmos Bank, Taiwan. Mr. Baker has a B.A. in Economics from the University of Chicago and an M.B.A. from Harvard Business School.

Class II Directors Continuing in Office—Terms Expire at the 2013 Annual Meeting

Jeffrey Hendren: Director

Mr. Hendren, 53, has served as a director since August 2008. Mr. Hendren is a Managing Director and co-founder of Siris Capital Group, LLC, which was established in March 2011. He was also a co-founder of SAC PCG and was a Managing Director of SAC PCG from 2007 to March 2011. From 1997 to 2007, Mr. Hendren was a Managing Director at Ripplewood, a New York based private equity firm, and RHJ International, a financial services company incorporated under the laws of Belgium, where he was responsible for making various private equity investments and was also a director of RHJ International, which was publicly traded on the Brussels Stock Exchange. Before joining Ripplewood and RHJ International, Mr. Hendren was a member of Goldman, Sachs & Co.’s mergers and acquisitions department from 1989 to 1997. From 1981 to 1988, Mr. Hendren held various positions at Georgia Pacific Corp, a manufacturer and marketer of paper and building products. Mr. Hendren also currently serves as a director of Cosmos Bank, Taiwan and served as its acting chairman from February 2009 to December 2009 and its acting president from March 2009 to December 2009. Mr. Hendren has a B.Sc. from Indiana University and an M.B.A. from Harvard Business School.

James Patrick Nolan: Director

Mr. Nolan, 52, has served as a director since June 2009. Mr. Nolan currently serves as the chairman of the Compensation Committee and as a member of the Nomination and Corporate Governance Committee. He has been Executive Vice President at Royal Philips Electronics and Head of Mergers & Acquisitions since June 2005. From 2000-2005, Mr. Nolan served as an executive in the Mergers and Acquisitions department at Royal Phillips Electronics. Prior to joining Royal Phillips Electronics, Mr. Nolan held merger and acquisition roles at companies including Credit Commercial de France, a commercial bank, Coopers & Lybrand Management Consultants and Rabobank Internations, a financial services provider. He has held several board positions including being a board member of Navteq Inc., the world’s leading digital navigation software company, and SHL Telemedicine Ltd., an IT-based healthcare company. Mr. Nolan qualified as a barrister after graduating in Law from the University of Oxford in the United Kingdom and has an MBA from INSEAD, France.

Henry C. Wolf: Director

Mr. Wolf, 69, has served as a director since February 2012. Mr. Wolf currently serves as a member of the Compensation Committee. Mr. Wolf’s career includes 34 years with Norfolk Southern Corporation, where he served as Vice Chairman and Chief Financial Officer from 1998 until his retirement in 2007, and as Executive Vice President and Chief Financial Officer from 1993 to 1998. He currently serves on the boards of AGL Resources, Inc. and Hertz Global Holdings, Inc., as well as on the Board of Trustees of the Colonial Williamsburg Foundation and as a Director of the Colonial Williamsburg Company. Mr. Wolf also served as a member of the Board of Visitors of the College of William and Mary from 2003 to 2011. Mr. Wolf began his career as a Captain of the U.S. Army, Judge Advocate General’s Corps, followed by service as an attorney with the Office of Chief Counsel of the Internal Revenue Service and as an Attorney-Advisor to Judge Irene F. Scott at the United States Tax Court. He commenced his railroad career with Norfolk & Western Railway Company in 1973 as a tax attorney. Mr. Wolf was an Adjunct Professor at Roanoke College from 1975 to 1990.

Andrew E. Vogel: Director

Mr. Vogel, 38, has served as a director since October 2011. Mr. Vogel currently serves as the chairman of the Nomination and Corporate Governance Committee. Mr. Vogel served as a member of the MModal MQ Inc. board of directors from September 2008 to March 2011 and served as a member of the MModal MQ Inc. Audit Committee. Mr. Vogel stepped down from the board of directors of MModal MQ Inc. in connection with MModal MQ Inc.’s delisting from the Global Market of The NASDAQ Stock Market, LLC (NASDAQ) and deregistration from its reporting requirements with the U.S. Securities and Exchange Commission. Mr. Vogel is a Managing Member of ZM Capital, a media and communications focused private equity firm, and has been working at ZelnickMedia Corp. since November 2003. Prior to joining ZelnickMedia, Mr. Vogel was an investment professional at Ripplewood Holdings. Previously, Mr. Vogel was an investment professional at McCown De Leeuw & Co. and an investment banker in Lehman Brothers’ Mergers and Acquisitions group. Mr. Vogel is also a director of several privately held companies, including CRT Holdings, LLC, Airvana Network Solutions, Inc. and Alloy Media Investments, L.L.C. Mr. Vogel has a B.A. from Wesleyan University and an M.B.A. from Harvard Business School.

Class III Directors Continuing in Office—Terms Expire at the 2014 Annual Meeting

Peter Berger: Director

Mr. Berger, 61, has served as a director since August 2008. He also served as a non-executive director of MModal MQ Inc. and as the chairman of its audit committee and nominating committee until April 2012. Mr. Berger is a Managing Director and co-founder of Siris Capital Group, LLC, which was established in March 2011. Mr. Berger was also a co-founder of SAC PCG and was a Managing Director of SAC PCG from 2007 to March 2011. From 1995 to 1998 and 2000 to 2006, Mr. Berger was a founding member of Ripplewood, a New York based private equity firm, and served as both a Managing Director of Ripplewood and as a Special Senior Advisor to the Board of RHJ International, a financial services company incorporated under the laws of Belgium. From 1999 to 2000, Mr. Berger served as Managing Director and Chief Executive Officer of Mediacom Ventures LLC, a boutique investment advisory firm. From 1989 to 1991, he served as a Managing Director in investment banking at Bear Stearns Companies. Prior to this, Mr. Berger was a senior partner and global head of the Corporate Finance Group at Arthur Andersen & Co., where he began his career in 1974. He also served as Non-Executive Chairman of the Board of Kepner-Tregoe, Inc., a management consulting company. Mr. Berger also currently serves as director of Cosmos Bank, Taiwan. Mr. Berger has a B.Sc. from Boston University and an M.B.A. from Columbia University Graduate School of Business.

Kenneth John McLachlan: Director

Mr. McLachlan, 65, has served as a director since May 2007. Mr. McLachlan currently serves as the chairman of the Audit Committee. He is the founder and has been the chairman of McLachlan & Associates since January 1992. Prior to that, he held leadership positions at companies such as PricewaterhouseCoopers, a consulting firm, Boehringer Mannheim, a pharmaceuticals company, and Mackie Plc. Mr. McLachlan has held directorships at various UK international private companies, including Vitaflo International Ltd. He is a qualified Chartered Accountant in Scotland and a Registered Accountant in the Netherlands. He is also a Fellow of the Institute of Taxation in the UK.

Colin J. O’Brien: Director

Mr. O’Brien, 73, has served as a director since November 2011. Mr. O’Brien currently serves as a member of the Audit Committee and Nomination and Corporate Governance Committee. Mr. O’Brien served as a member of the MModal MQ Inc. board of directors from September 2008 to March 2011 and served as a member of the MModal MQ Inc. Audit Committee. Mr. O’Brien stepped down from the board of directors of MModal MQ Inc. in connection with MModal MQ Inc.’s delisting from NASDAQ and deregistration from its reporting requirements with the U.S. Securities and Exchange Commission. Prior to retiring in 2001, Mr. O’Brien was employed in various positions with Xerox Corporation from 1992 to 2001, including vice president of Business Development and Systems Strategy, CEO of Xerox’s New Enterprise Board, and executive chairman of XESystems Inc., a subsidiary of Xerox. In 1986, Mr. O’Brien formed an investment company with E.M. Warburg Pincus & Co. Inc., making a number of acquisitions in defense electronics. Prior to that time, Mr. O’Brien served as chairman and chief executive of Times Fiber Communications Inc., a publicly traded company, and president of General Instrument’s cable television operations. Mr. O’Brien has held management positions with Union Carbide in both Canada and Europe, and has served on a number of public and private boards.

Robert J. Greczyn, Jr.: Director

Mr. Greczyn, 60, has served as a director since October 2011. Mr. Greczyn currently serves as a member of the Audit Committee and Compensation Committee. Mr. Greczyn was with Blue Cross and Blue Shield of North Carolina (“BCBSNC”) from 1998 until his retirement in February 2010, where he served as the President and Chief Executive Officer since April 2000, the President and Chief Operating Officer from September 1999 to April 2000, and the Executive Vice President and Chief Operating Officer from August 1998 to September 1999. Prior to joining BCBSNC, Mr. Greczyn was the President and Chief Executive Officer of Healthsource North Carolina, Inc. from April 1990 until June 1997. From June 1997 to January 1998, he was appointed to serve as the President and Chief Executive Officer of Healthsource North Carolina and Healthsource North Carolina Administrators while the companies were integrated into CIGNA Healthcare Inc. Since retiring in February 2010, Mr. Greczyn has served on the boards of private companies and invested in early stage start-up companies. Mr. Greczyn has a B.A. from East Carolina University and an M.P.H. from the University of North Carolina—Chapel Hill.

Director qualifications

When determining that each of Messrs. Davenport, Kumar, Baker, Hendren, Nolan, Wolf, Vogel, Berger, McLachlan, O’Brien, and Greczyn is particularly well-suited to serve on our board of directors and that each individual has the experience, qualifications, attributes and skills, taken as a whole, to enable our board of directors to satisfy its oversight responsibilities effectively in light of our business and structure, we considered the experience and qualifications described above. We also noted that, as executive officers, Messrs. Davenport and Kumar bring a management perspective to board deliberations and provide valuable information about the status of our day-to-day operations. Additionally, Mr. Kumar is a founder of our company and has played an integral role in our successful growth. Our directors contribute the following individual strengths:

Mr. Davenport: We considered Mr. Davenport’s broad range of experience across the entire healthcare information technology spectrum including radiology, modalities and software technology and his experience serving as an executive for various public and private companies.

Mr. Kumar: We considered Mr. Kumar’s unique familiarity with our business, structure, culture and history as a founder of our business as well as his extensive management experience and experience holding directorships at various private companies.

Mr. Baker: We considered Mr. Baker’s extensive financial experience as a private equity investor and his experience serving on the board of directors of various public and private companies.

Mr. Hendren: We considered Mr. Hendren’s extensive financial experience as a private equity investor and his experience serving on the board of directors of various public and private companies.

Mr. Nolan: We considered Mr. Nolan’s significant expertise in mergers and acquisitions and his experience with the software and healthcare industries.

Mr. Wolf: We considered Mr. Wolf’s extensive managerial and entrepreneurial skills, his expertise in tax and accounting and his experience serving on the board of directors of various companies.

Mr. Vogel: We considered Mr. Vogel’s extensive financial experience as a private equity investor and his experience serving on the board of directors of various public and private companies.

Mr. Berger: We considered Mr. Berger’s extensive financial experience as a private equity investor and his experience serving on the board of directors of various public and private companies.

Mr. McLachlan: We considered Mr. McLachlan’s managerial and entrepreneurial skills, his expertise in tax and accounting and his experience serving on the board of directors of various international private companies.

Mr. O’Brien: We considered Mr. O’Brien’s experience as a public company chief executive officer and senior executive at large public business, his experience serving on the boards of public companies, and his background in mergers and acquisitions and corporate finance matters.

Mr. Greczyn: We considered Mr. Greczyn’s broad range of experience across the healthcare industry and his experience serving on the board of directors of various private companies.

Director Nomination Process

The process followed by our Nomination and Corporate Governance Committee to identify and evaluate candidates includes requests to members of our board of directors and others (including, where appropriate, professional search firms) for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates. In considering whether to recommend any candidate for inclusion in our board of directors’ slate of recommended director nominees, including candidates recommended by stockholders, the Nomination and Corporate Governance Committee considers many factors. Our Nomination and Corporate Governance Committee does not have a diversity policy; however, its goal is to nominate candidates from a broad range of experiences and backgrounds who can contribute to our board of directors’ deliberations by reflecting a range of perspectives, thereby increasing its overall effectiveness. In identifying and recommending nominees for positions on our board of directors, our Nomination and Corporate Governance Committee places primary emphasis on the candidate’s personal and professional integrity, experience in corporate management, knowledge of our business and industry, experience as a board member of another publicly held company, diversity of experience in substantive matters pertaining to our business, and practical and mature business judgment. The Nomination and Corporate Governance Committee does not assign specific weights to particular factors and no particular factor is a prerequisite for each nominee. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow our board of directors to fulfill its responsibilities. In the case of an incumbent director whose term of office is set to expire, the Nomination and Corporate Governance Committee reviews such director’s overall service to the Company during the director’s term. In the case of a new director candidate, the Nomination and Corporate Governance Committee reviews whether the nominee is “independent,” based on applicable listing standards of The NASDAQ Stock Market, LLC (NASDAQ) and applicable SEC rules and regulations, if necessary.

Stockholders may recommend individuals to the Nomination and Corporate Governance Committee for consideration as potential director candidates by timely submitting their name, along with the additional information and materials required by our by-laws, to our Nomination and Corporate Governance Committee at MModal Inc., 9009 Carothers Parkway, Suite C-2, Franklin, TN 37067, Attention: Secretary. Our by-laws provide that stockholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. Our by-laws also specify requirements as to the form and content of a stockholder’s notice. Please see the section of this Proxy Statement “Stockholder Proposals for the 2013 Annual Meeting” for more information regarding the submission of stockholder nominations and other proposals.

Assuming that appropriate biographical and background material is provided for candidates recommended by stockholders, the Nomination and Corporate Governance Committee will evaluate those candidates by following the same process, and applying the same criteria discussed above.

Board Leadership

Our board of directors does not have a policy on whether the chairman of the board and chief executive officer positions should be combined or separated. Our board of directors believes that it should have the flexibility to periodically determine the leadership structure that it believes is best for us.

Currently, the chairman of the board and chief executive officer positions are held by the same individual, Roger L. Davenport. We believe that our company, like many U.S. companies, has been well-served by this leadership structure. We believe that Mr. Davenport is a strong and effective leader, at both the company and board levels, who provides critical leadership for carrying out our strategic initiatives and confronting our challenges. He also serves as a bridge between the board and management, facilitating strong collaboration and encouraging open lines of communication with the board. Having Mr. Davenport serve as both chief executive officer and chairman of the board of directors demonstrates for our employees, suppliers, customers, and stockholders that we are under strong leadership, with a single person setting the tone and having primary responsibility for managing our operations.

We do not have a lead independent director. We believe that the number of independent, experienced directors that make up our board of directors benefits the Company and its shareholders.

With respect to risk oversight, the overall duty of risk identification and management lies with our board of directors. To assist in this task, the board utilizes the Compensation Committee, the Nomination and Corporate Governance Committee, and the Audit Committee, which are comprised entirely of independent directors, to review and assess risks inherent in our business, as well as the effectiveness of communications within the Company and between management and our board of directors. See “Risk Assessment and Compensation Practices” below for a further discussion of our risk management policies with respect to our compensation programs.

Stockholder Communications with Directors

We have established a process for stockholders to send communications to the members of our board of directors. Stockholders may send such communications by mail addressed to our full board of directors, a specific member or members of the board, or to a particular committee of the board, at MModal Inc., 9009 Carothers Parkway, Suite C-2, Franklin, TN 37067, Attention: Secretary. All such communications will be opened by our Secretary for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to our board of directors or any individual director or group or committee of directors, our Secretary will make sufficient copies of the contents to send to such director or each director who is a member of the group or committee to which the envelope is addressed.

Board Determination of Independence

Our business, property and affairs are managed by, or under the direction of, our board of directors, which currently consists of 11 directors. Messrs. Greczyn, McLachlan, Nolan, O’Brien, Vogel and Wolf each qualify as

“independent directors” pursuant to both the Corporate Governance Standards of NASDAQ and the independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Our board of directors has a standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act, a Compensation Committee, and a Nomination and Corporate Governance Committee, all of which are comprised solely of independent directors. Our board of directors has adopted charters for the Audit Committee, Compensation Committee, and Nomination and Corporate Governance Committee, current copies of which are available on our website at www.mmodal.com. A summary description of the committees of our board of directors follows.

Audit Committee

The Audit Committee oversees our corporate accounting and financial reporting process. The responsibilities of the Audit Committee, which are set forth in a written charter adopted by our board of directors and available on our website at www.mmodal.com, include:

•	review and assess the adequacy of the Audit Committee charter at least annually;

•	evaluate, determine the selection of, and if necessary, the replacement/rotation of, our independent registered public accounting firm;

•	ensure timely rotation of lead and concurring audit partners of our independent registered public accounting firm;

•	review our annual audited consolidated financial statements as well as our quarterly consolidated financial statements which are not audited;

•

review whether interim accounting policies and significant events or changes in accounting estimates were considered by our independent registered public accounting firm to have affected the quality of our financial reporting;

•	discuss with the independent registered public accounting firm certain matters required to be discussed relating to the conduct of our audits;

•

discuss with management and the independent registered public accounting firm significant regulatory and financial reporting issues and judgments made in connection with the preparation of our financial statements;

•	review with management and our independent registered public accounting firm their judgments about the quality of disclosures in our consolidated financial statements;

•	review and discuss the reports prepared by the internal auditor and management’s responses to such reports;

•

obtain from our independent registered public accounting firm its opinion regarding our internal control over financial reporting and review and discuss with the internal auditor and the independent registered public accounting firm management’s report on its assessment of the design and effectiveness of our internal control over financial reporting;

•	review our major financial risk exposures;

•	pre-approve all audit and permitted non-audit services and related fees;

•	establish, update periodically and monitor compliance with our code of business conduct and ethics;

•	review and approve related party transactions between us and our directors, officers or employees in accordance with our Related Party Transaction Policy; and

•	adopt procedures for receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters.

Our Audit Committee currently consists of Messrs. McLachlan (Chairman), Greczyn and O’Brien. Our board of directors has determined that Messrs. McLachlan, Greczyn, and O’Brien qualify as independent directors under the corporate governance standards of NASDAQ and the independence requirements of Rule 10A-3 under the Exchange Act. Our board of directors has determined that Mr. McLachlan is an “audit committee financial expert” as that term is defined in Item 407(d)(5) of Regulation S-K.

Compensation Committee

The Compensation Committee is responsible for (a) establishing and reviewing our compensation and benefits philosophy and policies generally, (b) evaluating the performance of our chief executive officer and oversees and sets compensation for our chief executive officer, (c) overseeing the evaluation process and compensation structure for our other executive officers and (d) the other responsibilities set forth in its charter. The responsibilities of the Compensation Committee are set forth in a written charter adopted by our board of directors which is available on our website at www.mmodal.com.

Our Compensation Committee currently consists of Messrs. Nolan (Chairman), Greczyn and Wolf, all of whom qualify as independent directors under the corporate governance standards of NASDAQ.

Nomination and Corporate Governance Committee

The Nomination and Corporate Governance Committee is responsible for (a) identifying qualified candidates to become members of our board of directors; (b) selecting nominees for election as directors at the next annual meeting of stockholders (or special meeting of stockholders at which directors are to be elected); (c) selecting candidates to fill any vacancies on our board of directors and its committees; (d) overseeing the evaluation of our board of directors and its committees; (e) developing and recommending of a set of corporate governance principles applicable to us; (f) overseeing and approving the management continuity planning process; and (g) the other responsibilities set forth in its charter. The responsibilities of the Nomination and Corporate Governance Committee are set forth in a written charter adopted by our board of directors which is available on our website at www.mmodal.com.

Our Nomination and Corporate Governance Committee currently consists of Messrs. Vogel (Chairman), O’Brien and Nolan, all of whom qualify as independent directors under the corporate governance standards of NASDAQ Listing Rule 5605(a)(2).

Generally, our board of directors seeks diverse members who possess the background, skills and expertise to make a significant contribution to our board of directors, us and our stockholders. The Nomination and Corporate Governance Committee supports our view that the continuing service of qualified incumbents promotes stability and continuity in the board room, contributing to our board of directors’ ability to work as a collective body, while giving us the benefit of the familiarity and insight into our affairs that our incumbent directors have accumulated during their tenure.

Our by-laws provide that stockholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. Our by-laws also specify requirements as to the form and content of a stockholder’s notice.

As the Nomination and Corporate Governance Committee evaluates new candidates, it will review appropriate biographical information about the proposed candidates considering the following criteria, among others: personal and professional integrity, ethics and values; experience in corporate management, such as serving as an officer or former officer of a publicly held company; experience in our industry; experience as a board member of another publicly held company; diversity of expertise and experience in substantive matters pertaining to our business relative to other members of our board of directors; and practical and mature business judgment.

Board Meetings and Attendance

Our board of directors held 10 meetings, either in person or by teleconference, during fiscal 2011. In addition, during fiscal 2011, the Audit Committee held 4 meetings, the Compensation Committee held 2 meetings, and the Nomination and Corporate Governance Committee held 1 meeting. Each of our directors attended at least 75% of the aggregate number of board of directors’ meetings and meetings of committees on which he then served. Our Corporate Governance Guidelines provide that directors are expected to attend the annual meeting of stockholders.

Code of Business Conduct and Ethics

Our board of directors has adopted a written Code of Business Conduct and Ethics that applies to our directors, officers, and employees, as well as corporate governance guidelines applicable specifically to the board. You can find links to these documents on our website, www.mmodal.com under the “Corporate Governance” heading on the “Investors” page. Disclosure regarding any amendments to, or any waivers from, a provision of our Code of Business Conduct and Ethics will be included in a Current Report on Form 8-K within four business days following the date of the amendment or waiver, unless posting such information on our website (www.mmodal.com) is then permitted by the rules of NASDAQ.

Executive Officers of the Company

All of our executive officers serve at the pleasure of our board of directors. The names, positions, ages, and background of our executive officers are set forth below. There are no family relationships between any of our directors and executive officers.

Roger L. Davenport, 53, has served as our Chairman and Chief Executive Officer since July 2011 and prior to that he served as special senior strategic advisor to the Chairman of Quintiles Transnational Corp., a pharmaceutical services provider offering clinical, commercial, consulting and capital solutions, from February 2011 to June 2011. Mr. Davenport was retired from November 2010 to February 2011. From October 2008 to November 2010, Mr. Davenport was President, Payer and Public Sectors, of Allscripts-Misys Healthcare Solutions, Inc., a provider of clinical software, services, information and connectivity solutions. In this role, Mr. Davenport focused on payer provider integration and State Medicaid transformations. From February 2007 until October 2008, Mr. Davenport was Chief Executive Officer of Misys Healthcare Systems, LLC, a healthcare software and services company, and led the strategic merger of Misys and Allscripts. Mr. Davenport has a broad range of experience across the entire healthcare information technology spectrum including radiology, modalities and software technology. He has served as an executive for companies such as IBM, Shared Medical Systems, Kodak Health Group and Siemens Medical Solutions. He earned a bachelor’s degree and an MBA from East Carolina University in Greenville, North Carolina.

V. Raman Kumar, 51, is our co-founder and serves as a director. He has served as our Vice Chairman since February 2007 and, from February 2007 to October 2010, was also our Chief Executive Officer. He has also served as an Executive Partner, a senior operating consulting role, to Siris Capital Group, LLC since March 2011. He has also served as the President of CBay Inc. since December 2008, as Chairman & President of CBay Systems & Services Inc. since April 2010 and as Executive Chairman & Chief Executive of CBay Systems (India) Private Limited since July 2010. Prior to his current position at CBay Systems (India) Private Limited, Mr. Kumar served as its Chairman & Managing Director from October 2005 to July 2010. Prior to our founding in 1997, he worked as a Senior Vice President (International Trade Finance and Marketing) at the Essar Group, a multinational conglomerate. Mr. Kumar also currently serves on the board of directors of CBay Inc., CBay Systems & Services Inc. as well as several other of our subsidiaries. Mr. Kumar has a BA (Honors) and Masters Degree in History from St. Stephens’s College, New Delhi, India.

Michael Finke, 45, has served as our President since August 2011. Mr. Finke co-founded MultiModal Technologies, Inc. in 2001 and served as its Chairman and CEO from 2001 until August 2011, when we acquired MultiModal Technologies, Inc. Prior to MultiModal Technologies, Inc., Mr. Finke served as Chief Technology Officer and a Co-Founder of Interactive Systems, Inc. and has held positions at IBM, the University of Karlsruhe and Carnegie Mellon University. Mr. Finke earned his B.Eng. and M.Eng. degrees in computer science from the University of Karlsruhe.

William J. Donovan, 55, has served as our Senior Vice President of Human Resources since October 2011. Prior to joining us, Mr. Donovan was the Executive Director of Ronald McDonald Charities in the Research Triangle Park area of North Carolina from January 2010 to October 2011. Prior to Ronald McDonald Charities, Mr. Donovan was employed by Nortel Networks, Inc. from 1985 to December 2009, where he led the global human resources organization and spearheaded several major improvement initiatives at the senior level. He was the Senior Vice President of Business Transformation from 2006 to December 2009, when he led the company’s efforts to increase overall business velocity by guiding cross-functional teams through various best practice strategies. During his roles as the Senior Vice President of Human Resources from 2000-2006, Mr. Donovan helped the company realize its strategic business goals and worked closely with the senior management team and Board of Directors. As part of the company’s strategic business goals, he steered Nortel’s overall global talent strategy in over 65 countries during an unprecedented growth and restructuring period in a difficult and consolidating industry. He earned a bachelor’s degree in business administration from East Carolina University and his MBA from Campbell University.

Michael F. Clark, 49, has served as our Executive Vice President of Sales since January 2012. He served as MModal MQ Inc.’s Co-Chief Operating Officer from June 2009 to January 2012, and prior to that he served as MModal MQ Inc.’s Chief Operating Officer from June 2009 to June 2010. From February 2005 to June 2009, Mr. Clark served as MModal MQ Inc.’s Senior Vice President of Operations. From November 2003 until February 2005, Mr. Clark served as MModal MQ Inc.’s Senior Vice President of Operations for its Western Division. From May 2002 until November 2003, Mr. Clark served as MModal MQ Inc.’s Vice President of Operations for its Southwest Division and from January 1998 until July 2000, he served as MModal MQ Inc.’s Region Vice President for the Southeast. Mr. Clark joined MModal MQ Inc. in 1998 through MModal MQ Inc.’s acquisition of MRC Group, where he served as Vice President, Marketing and Corporate Services. From May 2001 until May 2002, Mr. Clark also served as Chief Operating Officer for eScribe, a firm that outsources the HIM function in hospitals. Mr. Clark has a B.S. in Marketing and International Business from Miami University in Oxford, Ohio and an M.B.A. from the University of Miami in Coral Gables, Florida.

Randy Drawas, 58, has served as our Chief Marketing Officer since February 2012. Mr. Drawas has more than thirty years marketing experience in the IT industry. From September 2004 to January 2012, Mr. Drawas was employed by Moscow-based IT security giant Kaspersky Lab, which today manages the Internet security for 300 million users around the world. At Kaspersky, Mr. Drawas created and managed both the Corporate and Consumer marketing operations for North America, Latin America and Western Europe, along with the expansion of Global Marketing Services. In the process, he founded and helped drive the exponential growth of Kaspersky’s North American e-commerce business. Mr. Drawas is an alumnus of Rochester Institute of Technology.

Juergen Fritsch, 41, has served as our Chief Scientist since August 2011. Dr. Fritsch co-founded MultiModal Technologies, Inc. in 2001 and served as its Chief Scientist from 2001 until August 2011, when we acquired MultiModal Technologies, Inc. Prior to MultiModal Technologies, Inc., Dr. Fritsch was one of the founders of Interactive Systems, Inc., where he served as Principal Research Scientist and was responsible for developing a next generation medical speech understanding system. Dr. Fritsch held research positions at the University of Karlsruhe and at Carnegie Mellon University. He earned his M.Sc. and Ph.D. degrees in computer science from the University of Karlsruhe.

Matthew Jenkins, 36, has served as our Senior Vice President of Corporate Business Development since November 2011. From October 2008 to November 2011, Mr. Jenkins led corporate development at Allscripts Healthcare Solutions, Inc., a provider of clinical software, services, information and connectivity solutions, where he helped transform Allscripts through a period of dynamic growth, including the merger with Eclipsys in 2010 and several other transactions. Mr. Jenkins has also held operational leadership roles in the ambulatory, acute, and post-acute business lines of Allscripts. From February 2005 until the merger of Allscripts and Misys Healthcare in October 2008, Mr. Jenkins was the Vice President of Corporate Development of Misys Healthcare and member of the Misys Healthcare operating board (Misys, plc) his responsibilities included developing the strategic plan for the portfolio and leading the formation of many partnerships and alliances. Prior to Misys Healthcare, Mr. Jenkins was one of the three founding members of Cellective Therapeutics (acquired by AstraZeneca), a venture-funded biotechnology firm focused on developing industry-leading therapeutic antibodies for the treatment of oncology and immune-related diseases. His background also includes roles in the venture capital and consulting fields. Mr. Jenkins holds a Bachelor of Science in Business Administration and his MBA from University of North Carolina at Chapel Hill.

Detlef Koll, 42, has served as our Chief Technology Officer since August 2011. Mr. Koll co-founded MultiModal Technologies, Inc. in 2001 and served as its Chief Technology Officer from 2001 until August 2011, when we acquired MultiModal Technologies, Inc. Prior to MultiModal Technologies, Inc., Mr. Koll was a Co-Founder and Vice President for product development for Interactive Systems, Inc. and served as Director of Speech Recognition Research at Lernout & Hauspie Speech Products. He has held research positions at Carnegie Mellon University and Advanced Telecommunications Research Laboratories in Kyoto, Japan. Mr. Koll earned his B.Eng. and M.Eng. degrees in computer science from the University of Karlsruhe.

Ronald L. Scarboro, 45, has served our Chief Financial Officer since September 2011. Mr. Scarboro joined the Company on August 15, 2011 as a senior financial executive. Prior to his tenure with the Company, Mr. Scarboro, most recently served as the CFO of the Strategic Diversification at Aetna, Inc., a public international diversified health care benefits company from June 2011 until August 2011. From October 2008 until June 2011, Mr. Scarboro held the titles of CFO—Professional Solutions, Senior Vice President of Finance and Senior Vice President—Strategic Programs Office of Allscripts Healthcare Solutions, Inc., a provider of clinical software, services, information and connectivity solutions. From November 2007 until the merger of Allscripts and Misys Healthcare Systems, LLC in October 2008, Mr. Scarboro was Chief Financial Officer of Misys Healthcare Systems, LLC, an ambulatory and post-acute healthcare software and services company. From April 2004 until October 2007, Mr. Scarboro was Vice President of Financial Accounting and Corporate Services for The TriZetto Group, Inc., a public payer focused healthcare software and services company. Mr. Scarboro has a broad range of financial and operating experience in payer, acute, post-acute and ambulatory healthcare information technology companies. He earned a bachelor’s degree from North Carolina State University and is a Certified Public Accountant.

Mark R. Sullivan, 40, has served as our General Counsel, Chief Compliance Officer and Secretary since March 2011. He has also served as MModal MQ Inc.’s General Counsel since September 2006, Chief Compliance Officer since July 2006 and Secretary since January 2005. From August 2004 until September 2006, Mr. Sullivan served as the Acting General Counsel of MModal MQ Inc. Between March 2003 and August 2004, Mr. Sullivan served as Associate General Counsel and Assistant Secretary of MModal MQ Inc. Prior to joining MModal MQ Inc., Mr. Sullivan was in private practice with Pepper Hamilton LLP from January 2000 until March 2003, and Drinker Biddle & Reath LLP from August 1998 to January 2000. Mr. Sullivan has a B.A. in History from the University of Pennsylvania and is a graduate of the Rutgers University School of Law.

Amy Dellamore Amick, 39, has served as our Chief Operating Officer since January 2012. Ms. Amick most recently served as General Manager, Worldwide Services for Microsoft’s Health Solutions Group from November 2009 to January 2012 where she was responsible for Microsoft’s global implementation, customer support, customer relationships, and training and education. From October 2008 to October 2009, Ms. Amick held the position of Senior Vice President, Services for Allscripts Healthcare Solutions, Inc., a provider of clinical software, services, information and connectivity solutions, where she was accountable for implementation services, transformation services, Allscripts Academy (intra and external training center) and warehouse operations. From January 2008 until the merger of Allscripts and Misys Healthcare Systems, LLC in October 2008, Ms. Amick was the Senior Vice President, Enterprise Services of Misys Healthcare Systems, LLC, an ambulatory and post-acute healthcare software and services company. From October 2001 to January 2008, Ms. Amick was employed by Cerner Corporation and held several positions, including Vice President, Mayo Clinic Relationship from April 2007 to January 2008, Vice President, Services—MidWest from March 2006 to April 2007, and Vice President, Services—Great Lakes from January 2005 to March 2006. Ms. Amick has a broad range of operational management, services management and process improvement experience in healthcare information technology companies. She earned a masters of business administration from the Kellogg School of Management, Northwestern University and a bachelor’s degree from the University of Richmond.

Michael Raymer, 53, has served as our Senior Vice President of Solutions Management since January 2012. Mr. Raymer most recently served as General Manager for Microsoft’s Health Solutions Group from 2008 until December 2011 where he was responsible for Microsoft’s healthcare vertical products, and had global responsibility for enterprise, government and consumer solutions for Microsoft’s customers. From 2007 to 2008, Mr. Raymer was the Senior Vice President, Solutions Management of Misys Healthcare Systems, LLC, an ambulatory and post-acute healthcare software and services company, where he created strategic framework and product roadmap capitalizing on market opportunities. From 2006 to 2007, Mr. Raymer, was the Vice President and General Manager of Global Product Strategy for GE Integrated IT Solutions, a subsidiary of GE Healthcare, where he led company strategy, market research, government relations and partner management for GE’s software solutions for inpatient and ambulatory care markets. From 2001 to 2006, Mr. Raymer was the Senior Vice President and General Manager of IDX Systems Corporation, a global healthcare IT company.

Albert Musciano, 51, has served as our Chief Information officer since April 2012. Prior to joining the Company, from January 2005 until April 2012, Mr. Musciano served as the Chief Information Officer for Martin Marietta Materials, a publicly traded producer of construction aggregates, where he was responsible for leveraging Martin Marietta Materials’ information infrastructure to provide significant competitive advantage across a broad range of business activities. From 2003 to January 2005, Mr. Musciano provided executive-level strategic consulting to a broad range of clients. From 1997 to 2003, Mr. Musciano served as CIO of the American Kennel Club, where he architected the AKC’s transition from a legacy mainframe system to a client/server Web-based computing environment. Mr. Musciano is a graduate of the Georgia Institute of Technology.

Security Ownership of Certain Beneficial Owners and Management

The following table and accompanying footnotes set forth information regarding the beneficial ownership of our shares as of April 26, 2012 based on the shares outstanding as of April 26, 2012, of (i) each person known by us to own beneficially more than 5% of our common stock, (ii) each of the named executive officers, (iii) each of our current directors and (iv) all current members of the board of directors and the executive officers as a group.

The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Except as otherwise indicated in the footnotes below, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock. Unless otherwise noted, the address of each director and executive officer is c/o MModal Inc., 9009 Carothers Parkway, Franklin, TN 37067.

Name and address of beneficial owner	Number of Shares of Common Stock Beneficially Owned	Percent of Shares Outstanding
Principal stockholders
S.A.C. PEI CB Investment, L.P. and affiliates(1)	17,560, 291	30.88%
Lehman Brothers Commercial Corporation Asia Limited (in Liquidation)(2)	2,897,859	5.10%
Costa Brava Partnership III, L.P.(3)	2,832,716	4.98%
Michael A. Steinberg(4)	3,157,697	5.55%
Directors and named executive officers
Roger L. Davenport(5)	265,400	*
V. Raman Kumar(6)	1,913,903	3.37%
Frank Baker	—	—
Jeffrey Hendren	—	—
James Patrick Nolan	—	—
Henry C. Wolf	—	—
Andrew E. Vogel	—	—
Peter Berger	—	—
Kenneth John McLachlan	—	—
Colin J. O’Brien	26,000	—
Robert J. Greczyn, Jr.	—	—
Robert Aquilina(7)	484,111	*
Peter L. Masanotti(8)	295,749	*
Ronald L. Scarboro(9)	43,620	*
Anthony D. James(10)	12,556	*
Michael F. Clark(11)	142,413	*
Kevin Piltz(12)	88,669	*
Michael Finke(13)	1,283,904	2.26%
Clyde Swoger(14)	172,889	*
All current directors and executive officers as a group (22 persons)(15)	5,191,104	9.10%

*	Less than one percent.

(1)

Includes 15,768,938 shares directly beneficially owned by S.A.C. PEI CB Investment, L.P., a Cayman Islands limited partnership, or SAC CBI, 1,484,689 shares directly beneficially owned by S.A.C. PEI CB Investment II, LLC, a Delaware limited liability company, or SAC CBI II, 304,175 shares directly beneficially owned by International Equities (S.A.C. Asia) Limited, a Mauritius company, or SAC Asia, 2,489 shares directly beneficially owned by S.A.C. MultiQuant Fund, LLC, an Anguillan limited liability company, or SAC MultiQuant. The general partner of SAC CBI is S.A.C. PEI CB Investment GP, Limited, a Cayman Islands company, or SAC CBI GP; S.A.C. Private Equity Investors, L.P., a Cayman Islands limited partnership, or SAC PEI, is the sole stockholder of SAC CBI GP; S.A.C. Private Equity GP, L.P., a Cayman Islands limited partnership, or SAC PEI GP, is the general partner of SAC PEI; S.A.C. Capital Management, LLC, a Delaware limited liability company, or SAC Management LLC, is the general partner of SAC PEI GP; and Mr. Steven A. Cohen controls SAC Management LLC. The manager of SAC CBI II is SAC PCG, a Delaware limited liability company; S.A.C. Capital Advisors, L.P., a Delaware limited partnership, or SAC Advisors LP, manages SAC PCG; S.A.C. Capital Advisors Inc., a Delaware corporation, or SAC Advisors Inc., is the general partner of SAC Advisors LP; and Mr. Cohen controls SAC Advisors Inc. Pursuant to investment management agreements, SAC Advisors LP and S.A.C. Capital Advisors, LLC, a Delaware limited liability company, or SAC Advisors LLC, maintain voting and dispositive power with respect to securities held by SAC Asia; and Mr. Cohen controls SAC Advisors LLC. Pursuant to an investment management agreement, SAC Advisors LP maintains voting and dispositive power with respect to securities held by SAC MultiQuant. SAC CBI GP, SAC PEI, SAC PEI GP, SAC Management LLC, SAC PCG, SAC Advisors LP, SAC Advisors Inc., SAC Advisors LLC and Mr. Cohen expressly disclaim beneficial ownership of securities directly beneficially owned by any person or entity other than, to the extent of any pecuniary interest therein, the various accounts under their respective management and control.

The address of SAC CBI is c/o Walkers Corporate Services Limited, Walker House, 87 Mary Street, George Town, Grand Cayman KY1-9002, Cayman Islands. The address of SAC CBI II is 72 Cummings Point Road, Stamford, Connecticut 06902. The address of SAC Asia is c/o Citco (Mauritius) Ltd., 4th Floor, Tower A, One CyberCity, Ebene, Mauritius. The address of SAC MultiQuant is Victoria House, P.O. Box 58, The Valley, Anguilla, British West Indies.

(2)

The address of Lehman Brothers Commercial Corporation Asia Limited (in liquidation) is c/o KPMG, 8th Floor, Prince’s Building, 10 Chater Road, Central, Hong Kong. Messrs. Paul Brough, Edward Middleton and Patrick Cowley in their capacity as joint and several liquidators of Lehman Brothers Commercial Corporation Asia Limited (LBCCA) acting as agents without personal liability, have voting and dispositive power over the shares held by LBCCA pursuant to section 199 of the Companies Ordinance (Ch. 32 of the laws of Hong Kong).

(3)	The address of Costa Brava Partnership III, L.P. is 222 Berkeley Street, Boston, Massachusetts 02116.

(4)

Michael A. Steinberg may be deemed to have beneficial ownership of the securities beneficially owned by Steinberg Asset Management, LLC and Michael A. Steinberg &Company, Inc. In addition, the securities reported as beneficially owned by Michael A. Steinberg include securities held by Mr. Steinberg’s wife and children as well as securities held in trust for Mr. Steinberg’s children of which Mr. Steinberg is trustee. The address of Steinberg Asset Management, LLC and Michael A. Steinberg is 12 East 49th Street, Suite 1202, New York, NY 10017.

(5)	Mr. Davenport serves as our Chairman and Chief Executive Officer. Of the shares shown as beneficially owned, 250,000 represent shares of restricted stock that have not yet vested.

(6)

Mr. Kumar is our Vice Chairman and a director. These shares include 506,970 shares over which Mr. Kumar has sole voting and investment power, 110,516 shares over which Mr. Kumar has shared voting and investment power and 1,296,417 shares issuable pursuant to options that are currently vested and exercisable.

(7)	Reflects the number of shares beneficially owned by Mr. Aquilina as of November 21, 2011, the date of his resignation from our board of directors.

(8)	Reflects the number of shares beneficially owned by Mr. Masanotti on July 11, 2011, the date of his separation of employment from the Company.

(9)	Of the shares shown as beneficially owned by Mr. Scarboro, 37,356 represent shares of restricted stock that have not yet vested.

(10)	Reflects the number of shares beneficially owned by Mr. James as of October 1, 2011, the date of his resignation.

(11)	Of the shares shown as beneficially owned by Mr. Clark, 129,607 represent shares of restricted stock that have not yet vested.

(12)	Of the shares shown as beneficially owned by Mr. Piltz, 81,857 represent shares of restricted stock that have not yet vested.

(13)	Of the shares shown as beneficially owned by Mr. Finke, 195,894 represent shares of restricted stock that have not yet vested.

(14)	Reflects the number of shares beneficially owned by Mr. Swoger on April 1, 2011, the date of his separation of employment from the Company.

(15)

Includes our current directors (Messrs. Davenport, Kumar, Baker, Hendren, Nolan, Wolf, Vogel, Berger, McLachlan, O’Brien, Greczyn) and our current executive officers (Messrs. Davenport, Kumar, Finke, Donovan, Clark, Drawas, Fritsch, Jenkins, Koll, Scarboro, Sullivan, Raymer, and Ms. Amick).

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers, and holders of more than 10% of our Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock. Based solely on our review of copies of Section 16(a) reports furnished to us and representations made to us, we believe that during fiscal 2011 our officers, directors, and holders of more than 10% of our Common Stock complied with all Section 16(a) filing requirements, except as set forth in this paragraph. Lehman Brothers Commercial Corp. Asia Ltd, a holder of more than 10% of our Common Stock, failed to timely file one Form 4 reporting one transaction. Anthony D. James, our former Chief Financial Officer, Robert J. Greczyn, Jr, a director, and Andrew Ethan Vogel, a director, each failed to timely file one Form 3. Mark R. Sullivan, an executive officer, failed to timely file three Form 4s reporting, in the aggregate, six transactions, and one Form 3. Finally, Ronald L. Scarboro, an executive officer, failed to timely file one Form 4 reporting one transaction.

Certain Relationships and Related Transactions

The rules and regulations promulgated by the SEC require us to disclose in this Proxy Statement any transaction since January 1, 2011, or any currently proposed transaction, involving more than $120,000 in which we are a participant and in which any related person has or will have a direct or indirect material interest. A related person is any executive officer, director, nominee for director, or holder of 5% or more of our common stock, or an immediate family member of any of those persons.

Registration Rights Agreement

In connection with our February 2011 initial public offering (IPO), we entered into a registration rights agreement dated February 4, 2011 by and among us and S.A.C. PEI CB Investment L.P., a Cayman Islands limited partnership (SAC CBI), S.A.C. PEI CB Investment II, LLC, a Delaware limited liability company (SAC CBI II) and International Equities (S.A.C. Asia) Limited, a company incorporated under the Companies Act of 2001 of Mauritius (SAC Asia and, collectively with SAC CBI and SAC CBI II and each of their respective affiliates, the SAC Stockholders) to provide registration rights with respect to shares of our common stock held by the SAC Stockholders and their affiliates (the Registration Rights Agreement). The Registration Rights Agreement provides them with an unlimited number of “demand” registrations and “piggyback” registration rights. In addition, the Registration Rights Agreement provides that the SAC Stockholders and their affiliates may request that we file a shelf registration statement beginning on the 181st day after the IPO. The Registration Rights Agreement also provides that we will pay certain expenses relating to such registrations and indemnify against certain liabilities.

Stockholders Agreements

In connection with the IPO, we entered into a stockholders agreement with the SAC Stockholders dated February 4, 2011 (the IPO Stockholders Agreement). The IPO Stockholders Agreement grants the SAC Stockholders and their affiliates the right to nominate to our board of directors a number of designees (SAC Directors), equal to: (i) three directors so long as they hold at least 20% of our voting power; (ii) two directors so long as they hold at least 10% of our voting power; and (iii) one director so long as they hold at least 5% of our voting power. The SAC Stockholders) have the right to remove and replace SAC Directors at any time and for any reason and to nominate any individual(s) to fill any such vacancies.

In connection with a private exchange with certain former noncontrolling stockholders of our wholly owned subsidiary, MModal MQ Inc., whereby we issued 4.8 million shares of our Common Stock in exchange for 4.8 million shares of MModal MQ Inc. common stock, we entered into a stockholders agreement dated February 11, 2011 (the Private Exchange Stockholders Agreement), with the SAC Stockholders and the investors party to the private exchange. For so long as the SAC Stockholders have the right to nominate the SAC Directors, each Investor (as defined in the Private Exchange Stockholders Agreement) agrees, among other things (i) that for a period of one year from the closing under the private exchange and thereafter for so long as it owns at least three percent of our outstanding shares, it will vote all of its voting shares, or (as applicable) provide its written consent in respect thereof, in favor of the election of the SAC Directors to our board of directors and (ii) not to take any action that would cause the number of directors constituting the entire board of directors to be greater than nine without the prior written consent of SAC CBI.

Under the Private Exchange Stockholders Agreement, with respect to any underwritten public offering, each investor has agreed to a lock-up period of 90 days beginning on the effective date of any other public offering.

Redemption Agreement

In connection with the IPO, we entered into an agreement dated February 2, 2011 (the Redemption Agreement), with SAC CBI, S.A.C. Private Equity Investors, L.P. (SAC PEI), S.A.C. PEI CB Investment GP (SAC CBI GP), Lehman Brothers Commercial Corporation Asia Limited, (LBCCA) and the liquidators of LBCCA, pursuant to which SAC PEI contributed $13.7 million in cash to SAC CBI in exchange for partnership interests in SAC CBI, SAC CBI redeemed all of LBCCA’s limited partnership interests in SAC CBI for $13.7 million in cash and 4,228,584 shares of our common stock, LBCCA entered into a 180-day contractual lock-up on the shares of our Common Stock that LBCCA now owns following the completion of the IPO and LBCCA granted SAC CBI an irrevocable proxy to vote such shares so long as they are beneficially owned by LBCCA.

Agreements with MultiModal

Merger Agreement

On August 18, 2011, we completed the acquisition of MultiModal Technologies, Inc. (MultiModal) through a series of mergers between MultiModal and direct wholly-owned subsidiaries of ours (the MultiModal Merger). As a result of the MultiModal Merger, MultiModal became a direct wholly-owned subsidiary of ours. Three of our current executive officers, Messrs. Finke, Fritsch and Koll, were employees and investors of MultiModal prior to the acquisition and are MultiModal “accredited Investors” (the MultiModal Accredited Investors). On the closing date, we paid an aggregate of approximately $49.0 million in cash to MultiModal’s stockholders, optionholders and other third parties and issued an aggregate of 4,134,896 shares of our Common Stock to the Multimodal Accredited Investors. We are also obligated to pay up to approximately $28.8 million of additional cash consideration in three installments of approximately $16.3 million, $4.8 million and $7.7 million, respectively, following the first, second and third anniversaries of the Closing Date. Also on the Closing Date, we granted to certain of MultiModal’s employees that become employees of ours up to $10 million of restricted shares of our common stock.

Stockholders’ Agreement

In connection with the MultiModal Merger, we entered into a stockholders agreement with the MultiModal Accredited Investors (including Messrs. Finke, Fritsch and Koll) dated August 18, 2012 (the MultiModal Stockholders Agreement). The MultiModal Stockholders’ Agreement provides for, among other things, certain registration rights and trading restrictions for the Multimodal Accredited Investors. Pursuant to the MultiModal Stockholders Agreement, we filed a registration statement with the SEC on April 10, 2012 to register the Shares for resale. The MultiModal Stockholders Agreement also provides the Multimodal Accredited Investors with “piggyback” registration rights to participate in certain public offerings of our Common Stock. In addition, Messrs. Finke, Fritsch and Koll are restricted, in general, to selling shares equal to no more than 20% of the average daily trading volume of our Common Stock in any given day during the period beginning on the six month anniversary of the closing date of the MultiModal Merger and ending on the one year anniversary of the closing date of the MultiModal Merger.

Policies and Procedures Regarding Review, Approval, or Ratification of Related Person Transactions

Historically, any transaction involving us and related persons was presented to, evaluated by and needed to be approved by the disinterested directors on our board of directors.

On January 28, 2011, our board of directors adopted a Related Party Transaction Policy which charges our Audit Committee (or the disinterested members of our board) with the responsibility of approving or ratifying all related party transactions. In addition, Related Party Transactions can be consummated or permitted to continue only if the transaction is on terms comparable to those that could be obtained in arm’s length dealing with an unrelated third party. Transactions involving compensation of executive officers also requires approval by the Compensation Committee.

Proposal 2—Ratify Selection of

Independent Registered Public Accounting Firm

The Audit Committee selected the firm of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012. KPMG LLP has served as our independent registered public accounting firm since fiscal 2008. Although stockholder approval of the selection of KPMG LLP is not required, our board of directors believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, the Audit Committee has agreed to reconsider its selection of KPMG LLP, but will not be required to take any action.

Our board of directors recommends that stockholders vote “FOR” ratification of the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

Fees Paid to Independent Registered Public Accounting Firm

The following table sets forth the aggregate fees billed to us for the years ended December 31, 2011 and 2010 by KPMG LLP (in thousands):

Fees	2011	2010
Audit Fees (1)	$1,768	$3,178
Audit-Related Fees(2)	$155	$—
Tax Fees(3)	$476	$348
All Other Fees	$—	$—

Total Fees	$2,399	$3,526

(1)

Audit Fees—represents aggregate fees paid or accrued for the audit of our annual financial statements and review of our interim financial statements, the issuance of comfort letters in connection with our initial public offering and the issuance of consents in connection with registration statements we filed with the SEC and fees for services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings.

(2)

Audit Related Fees—represents fees for professional services rendered in connection with KPMG LLP’s assistance to us for the due diligence associated with our 2011 acquisitions, including MultiModal Technologies, Inc.

(3)

Tax Fees—represents fees for all professional services rendered by our independent registered public accounting firm’s tax professionals, except those related to the audit of our financial statements, including tax compliance, tax consulting and tax planning.

The Audit Committee has considered whether provision of the services described above is compatible with maintaining the independent registered public accounting firm’s independence and has determined that such services have not affected KPMG LLP’s independence. All of the fees listed in the table above have been approved by the Audit Committee.

Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services and related fees that are to be performed by our independent registered public accounting firm. These policies generally provide that the Audit Committee must pre-approve all auditing services (including comfort letters and statutory audits), internal control-related services and permitted non-audit services, and approve the fees for such services and terms thereof to be performed for us by our independent public accounting firm, subject to a de minimis exception for non-audit services that are approved by the Audit Committee prior to the completion of the audit. The Chairman of the Audit Committee has the authority to grant pre-approvals of audit and permissible non-audit services by the independent public accountant up to a threshold dollar amount as approved by the Audit Committee, provided that all pre-approvals by the Chairman of the Audit Committee must be presented to the full Audit Committee at its next scheduled meeting.

Report of the Audit Committee

The following Report of the Audit Committee shall not be deemed incorporated by reference into any of our filings under the Exchange Act, except to the extent we specifically incorporate it by reference therein.

The Audit Committee has reviewed the Company’s audited financial statements for the fiscal year ended December 31, 2011 and discussed them with the Company’s management and the Company’s independent registered public accounting firm.

The Audit Committee has also received from, and discussed with, the Company’s independent registered public accounting firm various communications that the Company’s independent registered public accounting firm is required to provide to the Audit Committee, including the matters required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committees, as superseded by the Statement of Auditing Standards No. 114, The Auditor’s Communication With Those Charged With Governance, as amended, and as adopted by the Public Company Accounting Oversight Board.

The Audit Committee received the written disclosures and the letter from the Company’s independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the Company’s independent registered public accounting firm matters relating to its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to our board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

We have selected KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012. The selection was based on a number of factors, including KPMG LLP’s competence in the fields of accounting and auditing.

By the Audit Committee of

the Board of Directors of MModal Inc.

Kenneth John McLachlan, Committee Chair

Robert J. Greczyn, Jr.

Colin J. O’Brien

Executive Compensation

Compensation Discussion and Analysis

Named Executive Officers

For the fiscal year ended December 31, 2011, the following individuals constitute our named executive officers, or NEOs:

•	Roger L. Davenport, our Chairman and Chief Executive Officer

•	Robert Aquilina, our former Chairman and former Chief Executive Officer(1)

•	Peter L. Masanotti, our former President and former Chief Executive Officer(2)

•	Ronald L. Scarboro, our Chief Financial Officer

•	Clyde Swoger, our former Chief Financial Officer(3)

•	Anthony D. James, our former Chief Financial Officer(4)

•	Michael F. Clark, our Executive Vice President of Sales

•	Michael Finke, our President

•	Kevin M. Piltz, our former Chief Information Officer(5)

(1)	Mr. Aquilina served as our Chief Executive Officer from October 17, 2010 to March 16, 2011. He also served as the Executive Chairman of our board of directors from August 8, 2008 to June 30, 2011 and as the non-executive Chairman of our board of directors from July 1, 2011 to July 11, 2011. He thereafter served on our board as a non-executive director until his resignation on November 21, 2011.
(2)	Mr. Masanotti served as our President and Chief Executive Officer from March 16, 2011 to July 11, 2011.
(3)	Mr. Swoger served as our Chief Financial Officer from August 8, 2008 to March 16, 2011. He remained employed by us until April 1, 2011 to assist with the transition of responsibilities to our former Chief Financial Officer, Mr. James.
(4)	Mr. James served as our Chief Financial Officer from March 16, 2011 until his resignation on September 2, 2011. He remained employed by us until October 1, 2011 primarily to assist with the transition of responsibilities to our current Chief Financial Officer, Mr. Scarboro.
(5)	Mr. Piltz served as our Chief Information Officer from July 2011 until April 2, 2012. He will remain employed by us until July 1, 2012 to assist with the transition of responsibilities to our new Chief Information Officer, Albert Musciano.

Compensation Committee

Our Compensation Committee currently consists of Messrs. Nolan (Chairman), Greczyn and Wolf. The key responsibilities of the Compensation Committee are to review and recommend to our board of directors, or approve, the framework for the compensation of our executive officers. The Compensation Committee is also required to review and recommend to our board of directors the total individual compensation package of each employee director and executive officer, including bonuses, incentive payments and stock options or other equity and equity-based awards. The Compensation Committee is also empowered to approve the design of all equity and equity-based incentive plans. None of the directors votes on decisions concerning his own compensation.

Compensation Philosophy

We provide our NEOs with incentives tied to the achievement of our corporate objectives.

Our Compensation Committee has established a total compensation philosophy and structure designed to accomplish the following objectives:

•	attract, retain and motivate executives who can thrive in a competitive environment of continuous change and who can achieve positive business results in light of challenging circumstances;

•	provide executives with a total compensation package that recognizes individual contributions, as well as overall business results; and

•	promote and reward the achievement of objectives that our board of directors and management believe will lead to long-term growth in shareholder value.

To achieve these objectives, we intend to maintain compensation arrangements that tie a substantial portion of our NEOs’ overall compensation to the achievement of our key strategic, operational and financial goals or to our individual business divisions, as applicable.

Setting Executive Officer Compensation

Board of Directors, Compensation Committee and Management

While our board of directors is responsible for determining and approving the compensation of our executive officers in its sole discretion, the Compensation Committee makes recommendations to our board of directors regarding:

•	the corporate and individual goals and objectives relevant to the compensation of our executive officers;

•	the evaluation of our corporate performance and the performance of our executive officers in light of such goals and objectives; and

•	the compensation of our executive officers based on such evaluations.

Our Chairman and Chief Executive Officer, our Senior Vice President of Human Resources and the Compensation Committee together review the performance of our executive officers, other than Mr. Davenport, and provide our board of directors with the results of the review and make recommendations to our board of directors for final approval with respect to the compensation of our executive officers. Our board of directors currently is, and will continue to be, responsible for setting the compensation of Mr. Davenport (currently determined pursuant to an employment agreement between us and Mr. Davenport) and evaluating his performance based on corporate goals and objectives. The terms of the agreement with Mr. Davenport were negotiated and approved by our board of directors. Our executive officers do not play a role in their own compensation determination, other than discussing individual performance objectives with our Chief Executive Officer.

Analysis of Market Compensation Data

In 2011, our Compensation Committee engaged Mercer, a compensation consulting firm that is a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. (Mercer), to perform a total compensation benchmarking analysis for our top executive positions (including our named executive officers).

This benchmarking was also updated in February of 2012 by Mercer.

In addition we requested that Mercer provide recommendations for our long term incentive plan and our management incentive plan. The Mercer benchmarking analysis included publicly available information for the following health care IT and business process outsourcing companies (collectively, Peer Companies) selected based on industry, revenue and EBITDA comparable to that of the Company:

•   Sykes Enterprise, Inc.

•   Nuance Communications, Inc.

•   Emdeon Inc..

•   Standard Parking Corporation

•   Allscripts Healthcare Solutions

•   Amn Healthcare Services, Inc.

•   WNS Holding Limited

•   Accretive Health Inc.

•   CGS Systems International, Inc.

•   Cross Country Healthcare Inc.

•   American Reprographics Company

•   Quality Systems Inc.

•   Apac Customer Services, Inc.

•   Startek, Inc.

•   Atenahealth Inc.

•   Transcend Services, Inc.

Mercer also utilized published compensation survey data, calibrated for our revenues and EBITDA, to get a broader industry perspective on market pay levels for functionally comparable positions.

Mercer’s 2012 report included an analysis on (i) average base salary (ii) target total cash compensation (base and target bonus) (iii) long-term incentive compensation and (iv) total direct compensation (combined target total cash and long term incentive) for similarly situated executives based upon the analysis of the publicly available information for the Peer Companies. With respect to our current NEO’s, the report concluded:

•	The total direct compensation of Mr. Davenport, our Chairman and Chief Executive Officer, is at the 75th percentile compared to our Peer Companies.

•	The total direct compensation of Mr. Scarboro, our Chief Financial Officer, is at the 50th percentile compared to our Peer Companies.

•	The total direct compensation of Mr. Clark, our Executive Vice President of Sales, is at the 25th percentile compared to our Peer Companies.

•	The total direct compensation of Mr. Finke, our President, is at the 50th percentile compared to published compensation survey data (no comparable position data was available for our Peer Companies).

•

The total direct compensation of Kevin M. Piltz, our former Chief Information Officer, is at the 50th percentile compared to published compensation survey data (no comparable position data was available for our Peer Companies).

The Compensation Committee believes that providing compensation targeted within the percentile ranges above provides sufficient retention and incentive opportunities.

Elements of Compensation

Our executive compensation programs utilize five primary elements to accomplish the objectives described above:

•	base salary;

•	annual cash incentives linked to corporate and individual performance;

•	long-term incentives in the form of equity-based awards;

•	severance and/or change in control benefits; and

•	perquisites.

We believe that we can meet the objectives of our executive compensation program by achieving a balance among these elements that is competitive with our industry peers and creates appropriate incentives for our NEOs. Actual compensation levels are a function of both corporate and individual performance as described under each compensation element set forth below.

Base salary

We provide our NEOs with base salary in the form of fixed cash compensation to compensate them for services rendered during the fiscal year. The salaries for our NEOs were negotiated at the time that they were hired and are set forth in their employment agreements, which were negotiated individually with each executive. The base salary of each of our NEOs is reviewed annually by our Compensation Committee to determine if any salary adjustments are appropriate. Generally, in making a determination of whether to make base salary adjustments, our Compensation Committee considers the following factors:

•	success in meeting our strategic operational and financial goals;

•	an assessment of such executive officer’s individual performance; and

•	changes in scope of responsibilities of such executive officer.

In addition, our Compensation Committee considers internal equity within our organization and the aggregate levels of compensation earned by our NEOs.

2011 Base Salaries

None of our NEOs received base salary increases during 2011 in light of the difficult economic climate and because it was determined that the salaries were sufficient to retain and incentivize our executives.

2012 Base Salaries

After reviewing the results of the Mercer analyses described above and considering the salary adjustment factors detailed above, our Compensation Committee approved 2012 salary increases of $17,500 for Mr. Scarboro and $50,000 for Mr. Clark. The salary increases became effective on April 1, 2012.

The current base salaries of our NEOs (other than those who were no longer employed by us as of December 31, 2011) are as follows:

Name	2012 Base Salary Rate ($)
Roger L. Davenport	$500,000
Ronald L. Scarboro	$367,500
Michael F. Clark	$325,000
Michael Finke	$325,000
Kevin M. Piltz(1)	$280,000

(1)	Mr. Piltz served as our Chief Information Officer from July 2011 until April 2, 2012. He will remain employed by us until July 1, 2012 to assist with the transition of responsibilities to our new Chief Information Officer, Albert Musciano.

Sign-On and Other Bonuses

Pursuant to the terms of his employment agreement, Mr. Scarboro received a cash signing bonus of $300,000 in August 2011. Mr. Scarboro shall be required to repay the signing bonus, on a pro rata basis, to the

Company in the event that his employment is terminated during the initial term, by the Company for cause or upon Mr. Scarboro’s resignation without good reason.

Pursuant to the terms of Mr. Davenport’s employment agreement, with respect to fiscal year 2011, he was to receive a guaranteed bonus equal to $562,500. However, in order to fund the 2011 Plan (defined below) payments to the rest of the management team, Mr. Davenport agreed that he would forgo receipt of his guaranteed 2011 bonus in the amount of $562,500.

Annual Cash Compensation—Performance-Based Incentive Bonus Program

We believe that performance-based cash incentives play an essential role to motivate our NEOs to achieve defined annual goals. The objective of our annual management incentive plan is to:

•	align the interests of executives and senior management with our strategic plan and critical performance goals;

•	motivate and reward achievement of specific, measurable annual individual and corporate performance objectives;

•	provide payouts commensurate with corporate performance;

•	provide competitive total compensation opportunities; and

•	enable us to attract, motivate and retain talented executive management.

Our incentive bonus plan is designed to reward our executives for the achievement of pre-established annual financial targets and for personal performance.

2011 Management Incentive Plan

Each of our NEOs (other than Mr. Davenport who was not eligible to participate in 2011 because of his date of hire) was eligible to earn an annual bonus up to either a predetermined dollar amount or equal to a percentage of such executive’s base salary, as set forth in each NEO’s employment agreement. Our NEOs were eligible to earn their annual bonus based upon the achievement of a target performance measure under our 2011 Management Incentive Plan (2011 Plan).

Executive	2011 Annual Base Salary Rate ($)	2011 Plan Target Incentive
Robert Aquilina(1)	$500,000	$750,000
Peter L. Masanotti	$500,000	$700,000	(2)
Ronald L. Scarboro	$350,000	$65,625	(3)
Clyde Swoger(4)	$300,000	$400,000
Anthony D. James	$300,000	$150,000	(5)
Michael F. Clark	$275,000	$123,750	(6)
Michael Finke	$280,000	$43,510	(7)
Kevin Piltz	$280,000	$140,000	(8)

(1)	Mr. Aquilina served as our Chief Executive Officer from October 17, 2010 to March 16, 2011. He also served as the Executive Chairman of our board of directors from August 8, 2008 to June 30, 2011 and as the non-executive Chairman of our board of directors from July 1, 2011 to July 11, 2011. He thereafter served on our board as a non-executive director until his resignation on November 21, 2011. Under the terms of his employment agreement, Mr. Aquilina was eligible to earn an annual bonus of up to $750,000.
(2)	Mr. Masanotti served as our President and Chief Executive Officer from March 16, 2011 to July 11, 2011. Under the terms of his employment agreement, Mr. Masanotti was eligible to earn an annual bonus of up to 140% of his base salary.

(3)	Represents 45% of Mr. Scarboro’ s base salary, prorated for his August 15, 2011 employment commencement date, in accordance with his Employment Agreement.
(4)	Mr. Swoger served as our Chief Financial Officer from August 8, 2008 to March 16, 2011. He remained employed by us until April 1, 2011 to assist with the transition of responsibilities to our former Chief Financial Officer, Mr. James. Under the terms of his employment agreement, Mr. Swoger was eligible to earn an annual bonus of up to $400,000.
(5)	Represents 50% of Mr. James’ base salary. Mr. James served as our Chief Financial Officer from March 16, 2011 until his resignation on September 2, 2011. He remained employed by us until October 1, 2011 primarily to assist with the transition of responsibilities to our current Chief Financial Officer, Mr. Scarboro.
(6)	Represents 45% of Mr. Clark’s base salary
(7)	Represents 50% of Mr. Finke’s base salary, prorated for his August 18, 2011 employment commencement date, in accordance with his Employment Agreement. Mr. Finke’s employment agreement provides that he was eligible to receive a prorated portion of his target annual bonus based upon the number of days in fiscal year 2011 that he was employed by us and if he remained employed through the end of fiscal year 2011. In accordance with the 2011 Plan, our Compensation Committee, in its discretion, did not award Mr. Finke a prorated bonus under the 2011 Plan in recognition of his receipt of a bonus from MultiModal Technologies, Inc. in 2011 prior to our acquisition of MultiModal Technologies, Inc.
(8)	Represents 50% of Mr. Piltz’s base salary. Mr. Piltz served as our Chief Information Officer from July 2011 until April 2, 2012. He will remain employed by us until July 1, 2012 to assist with the transition of responsibilities to our new Chief Information Officer, Albert Musciano.

The Compensation Committee recommended, and our board of directors approved, our 2011 Plan in November 2011, following our acquisition of MultiModal Inc. in the fiscal year.

Participation; Eligibility. All of our NEOs were eligible to participate in our 2011 Plan, provided they were still employed by us when bonus payments under the 2011 Plan were made.

Incentive Targets. Each of our executive officers was eligible to receive a target annual cash incentive award expressed as a percentage of his or her base salary for 2011 (Target Incentive). The table below entitled “Grants of Plan-Based Awards” (and, specifically, the information under the caption “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards”) illustrates target amounts of cash incentives that were potentially payable to our named executive officers with respect to 2011 performance under the 2011 Plan. Payouts ultimately depend on our performance and may be more or less than the Target Incentive. There was no maximum payout limit under the 2011 Plan.

Performance Measures under the 2011 Plan. Payment of incentive awards under the 2011 Plan was based solely on our achievement of an Adjusted EBITDA threshold established exclusively for the 2011 Plan. The 2011 Plan payout was funded dollar for dollar to the extent we exceeded the Adjusted EBITDA threshold established exclusively for the 2011 Plan. We exceeded the Adjusted EBITDA threshold established exclusively for the 2011 Plan in an amount that resulted in a funding of a pool equal 20% of the aggregate total of the target incentives for all 2011 Plan Participants. Adjusted EBITDA is a non-GAAP financial measure. Our board of directors calculated the Adjusted EBITDA achievement exclusively for the 2012 Plan as standard EBITDA, adjusted for any item of expense or income that was non-recurring and unrelated to normal operating activities.

The incentive awards discussed above resulted in the following payments to our named executive officers eligible to participate in the 2011 Plan:

NEO	2011 Plan Payment (S)
Ronald L. Scarboro	13,125
Michael F. Clark	24,750
Michael Finke(1)	—
Kevin M. Piltz	28,000

(1)

Mr. Finke’s employment agreement provides that he was eligible to receive a prorated portion of his target annual bonus based upon the number of days in fiscal year 2011 that he was employed by us and if he remained employed through the end of fiscal year 2011. In accordance with the 2011 Plan, our Compensation Committee, in its discretion, did not award Mr. Finke a prorated bonus under the 2011 Plan in recognition of his receipt of a bonus from MultiModal Technologies, Inc. in 2011 prior to our acquisition of MultiModal Technologies, Inc.

2012 Management Incentive Plan

The Compensation Committee recommended, and our board of directors approved, our 2012 Management Incentive Plan (2012 Plan) in March 2012. Individual target incentive amounts under the 2010 Plan remain unchanged from the 2011 Plan for all of our named executive officers.

As described below, the Adjusted EBITDA, Revenue, Adjusted EPS and Employee Satisfaction targets established exclusively for the 2012 Plan are based on certain internal normal operating financial goals set in connection with our board of directors’ consideration and approval of our annual operating plan for 2012. The performance measures for the 2012 Plan and the relative weighting of the performance measures are:

•

50% of a participant’s target incentive could be paid upon achievement of the 2012 Adjusted EBITDA target established exclusively for the 2012 Plan. 25% of the 2012 Adjusted EBITDA target established exclusively for the 2012 Plan must be achieved for any incentive under the 2012 Plan to be awarded. There is no maximum payout limit under the Adjusted EBITDA portion of the 2012 Plan;

•

20% of a participant’s target incentive could be paid upon achievement of the 2012 Revenue target established exclusively for the 2012 Plan. 20% of a participant’s target incentive could be paid upon achievement of the 2012 Adjusted EPS target established exclusively for the 2012 Plan.

•	10% of a participant’s target incentive could be paid upon achievement of the 2012 Employee Satisfaction target established exclusively for the 2012 Plan.

We believe that the Adjusted EBITDA, Revenue, Adjusted EPS and Employee Satisfaction targets, although not guaranteed, will be capable of being achieved if we perform according to our 2012 annual operating plan and if the assumptions in our 2012 annual operating plan are proven correct.

Equity-Based Incentive Plans

Equity Incentive Awards

Our equity award program is the primary vehicle for offering long-term incentives to our NEOs. Historically, all of our equity awards have been in the form of stock options and restricted stock. We believe that equity-based compensation provides our NEOs with a direct interest in our long-term performance, creates an ownership culture and aligns the interests of our NEOs and our stockholders. Grants of stock options and restricted stock, including those to our NEOs, are approved by our board of directors or our Compensation Committee and are granted at an exercise price at or above the fair market value of our common stock on the date of grant. Options and restricted stock are generally subject to a time-based vesting schedule, which furthers our objective of employee retention, as it provides an incentive to our executives to remain in our employ during the vesting period.

Restricted Stock Granted Under the 2010 Equity Incentive Plan

Messrs. Davenport, Scarboro and Finke were awarded restricted stock under our 2010 Equity Incentive Plan, or the 2010 Plan, pursuant to the provisions of their employment agreements, and Messrs. Clark and Piltz were awarded restricted stock under the 2010 Plan in connection with the termination of the MModal MQ Inc. Long Term Incentive Plan. All of the restricted stock awards agreements under the 2010 Plan are subject to a clawback provision. If the grantee engages in fraud that results in a financial restatement for the Company or the grantee knowingly or through gross negligence engages in misconduct resulting in a financial restatement, the grantee will forfeit any or all of the shares of restricted stock granted to him or her. If he or she has sold the shares during the three-year period preceding the date on which the Company determines it needs to prepare a financial restatement, he or she will be required to repay to the Company the sales proceeds from the shares. The grantee will also be required to repay to the Company any amount in excess of what he or she should have received under the restricted stock award with respect to any sale or other disposition of the shares during the three-year period preceding the date on which the Company determines it needs to prepare a financial restatement.

Mr. Davenport’s Restricted Stock Grant

In connection with the commencement of his employment and as set forth in his employment agreement, the Company granted Mr. Davenport 250,000 restricted shares of the Company’s common stock pursuant to a restricted stock award agreement dated July 11, 2011, valued at $13.20 per share on the date of grant, which shares vest one-third on the first anniversary of the grant, and one-sixth on each of the 18-month, 24-month, 30-month and 36-month anniversaries of the grant date, provided he remains continuously employed through that date and subject to full acceleration upon termination without cause, resignation with good reason or change in control of the Company.

Mr. Scarboro’s Restricted Stock Grant

In connection with the commencement of his employment and as set forth in his employment agreement, the Company granted Mr. Scarboro 44,834 restricted shares of the Company’s common stock pursuant to a restricted stock award agreement dated August 15, 2011, valued at $10.26 per share on the date of grant, which shares will vest ratably every calendar quarter over three years, provided he remains continuously employed through that date and subject to full acceleration upon termination without cause or resignation with good reason. Vesting of the awards began as of December 31, 2011.

Mr. Finke’s Restricted Stock Grant

Pursuant to the terms of his employment agreement and as set forth in his employment agreement, the Company granted Mr. Finke 195,894 restricted shares of the Company’s common stock pursuant to a restricted stock award agreement dated August 18, 2011, valued at $7.35 per share on the date of grant, which shares cliff vest three years from grant, subject to full acceleration upon (i) termination without cause, (ii) resignation with good reason, (iii) termination due to the executive’s disability, (iv) the executive’s death or (v) a change in control.

Messrs James, Clark and Piltz’s Restricted Stock Grant

In connection with the termination of the MModal MQ Inc. Long Term Incentive Plan, on July 11, 2011 the Company granted restricted stock awards under the 2010 Plan to existing members of the Company’s management, including Messrs. James, Clark and Piltz, and the restricted stock awards were valued at $13.20 per share on the date of grant. The Company granted Mr. James 99,897 restricted shares of the Company’s common stock, Mr. Clark 194,489 restricted shares of the Company’s common stock and Mr. Piltz 122,835 restricted shares of the Company’s common stock. The restricted stock awards granted to Messrs. James, Clark and Piltz vest ratably every calendar quarter over three years. Vesting of the awards began as of March 31, 2011. The shares of restricted stock become fully vested and non-forfeitable on a termination without cause or a voluntary departure for good reason. As Mr. James voluntarily resigned on October 1, 2011, he forfeited the 83,234 shares of restricted stock that had not vested as of October 1, 2011.

Severance and Change in Control Benefits

We have entered into severance arrangements with each of Messrs. Davenport, Scarboro, Clark, Finke and Piltz, as set forth in their respective employment agreements, and as discussed in detail under the heading

“Potential Payments Upon Termination Or Change-In-Control,” below. These arrangements were determined on the basis of arm’s length negotiations at the time we entered into the respective employment agreements with each of our NEOs. In general, the severance benefits are designed to provide economic protection to our key executives in order that they can remain focused on our business without undue personal concern in the event that an executive’s position is eliminated or significantly altered. We recognize that circumstances may arise in which we may consider eliminating certain key positions that are no longer necessary, including in connection with a change in control transaction. These benefits are intended to provide the security needed for the executives to remain focused and reduce the distraction regarding personal concerns during a transition.

Our former Chairman and Chief Executive Officer, Robert Aquilina, our former President and Chief Executive Officer, Peter L. Masanotti, our former Chief Financial Officer, Anthony D. James, and our former Chief Financial Officer, Clyde Swoger, are no longer employed by us. Other than for Mr. James, who voluntarily resigned on October 1, 2011 and, therefore, is not entitled to any severance, the terms of their separation from us, including severance payments, are set forth in the agreements we entered into with them that are discussed in detail below under the heading “Separation Arrangements with Former Executive Officers.”

Benefits and Perquisites

We maintain broad-based benefits for all of our respective full-time employees, including health, dental, life and disability insurance, as well as our 401(k) plan. These benefits are offered to our NEOs on the same basis as all other employees, except that we provide, and pay the premiums for, additional long-term disability and life insurance coverage for our NEOs. In addition, Mr. Davenport’s employment agreement with us provides that we will pay on his behalf, or reimburse him for, up to $35,000 per year in personal financial planning expenses, tax preparation expenses or supplemental life insurance premiums.

Tax and Accounting Considerations

We structure our compensation program in a manner that is consistent with our compensation philosophy and objectives. Internal Revenue Code Section 162(m) (as interpreted by IRS Notice 2007-49) denies a federal income tax deduction for certain compensation in excess of $1 million per year paid to the chief executive officer and the three other most highly-paid executive officers (other than the company’s chief executive officer and chief financial officer) of a publicly-traded corporation. Certain types of compensation, including compensation based on performance criteria that are approved in advance by stockholders, are excluded from the deduction limit. Our policy will be to qualify compensation paid to our executive officers for deductibility for federal income tax purposes to the extent feasible. However, to recruit and/or retain highly skilled executives and remain competitive with other employers, our Compensation Committee will have the right to authorize compensation that would not otherwise be deductible under Section 162(m) or otherwise.

We endeavor to design our equity incentive awards in a manner that will result in equity accounting treatment under applicable accounting standards.

Tax and Accounting Considerations Affecting Executive Compensation

We structure our compensation program in a manner that is consistent with our compensation philosophy and objectives. However, while it is the Compensation Committee and our board of directors’ general intention to design the components of our executive compensation program in a manner that is tax efficient for both us and our executives, there can be no assurance that the Compensation Committee or our board of directors will always approve compensation that is tax advantageous for us.

We endeavor to design our equity incentive awards conventionally, so that they are accounted for under standards governing equity-based arrangements and, more specifically, so that they are afforded fixed treatment under those standards.

Compensation Committee Report

We, the Compensation Committee of the board of directors of MModal Inc., have reviewed and discussed the “Compensation Discussion and Analysis” set forth above with management and, based on such review and discussions, we recommend to the board of directors that the “Compensation Discussion and Analysis” set forth above be included in this Proxy Statement.

By the Compensation Committee of the Board of Directors of MModal Inc.

James Patrick Nolan, Committee Chair

Robert J. Greczyn, Jr.

Henry C. Wolf

The preceding Report of the Compensation Committee shall not be deemed to be incorporated by reference into any filing made by us under the Securities Act or the Exchange Act, notwithstanding any general statement contained in any such filing incorporating this report by reference, except to the extent we incorporate such report by specific reference.

Summary Compensation Table 2011

The following table sets forth, for the year ended December 31, 2011, summary information concerning compensation of (i) all individuals who served as our Chief Executive Officer during the fiscal year ended December 31, 2011; (ii) all individuals who served as our Chief Financial Officer during the fiscal year ended December 31, 2011; and (iii) three of our most highly compensated executive officers during the fiscal year ended December 31, 2011, other than those who served as our Chief Executive Officer or Chief Financial Officer, who were serving as executive officers as of December 31, 2011; (collectively, the named executive officers).

Name and Principal Position	Year	Salary	Bonus(2)	Equity Awards(3)	Non-Equity Incentive Plan Compensation(4)	All Other Compensation(5)	Total
Roger L. Davenport,	2011	$230,769	$—	$3,300,000	—	$30,550	$3,561,319
Chairman and Chief Executive Officer(1)
Peter Masanotti,	2011	$271,154	$—	—	—	$1,114,685	$1,385,839
President and Chief Executive Officer(6)	2010	$500,000	$—	—	$550,000	7,977	$1,057,977
Robert Aquilina,	2011	$250,000	$—	—	—	$975,000	$1,225,000
Chairman and Chief Executive Officer(7)	2010	$500,000	$—	—	$600,000	—	$1,100,000
	2009	$500,000	$—	—	$585,263	—	$1,085,263
Ronald L. Scarboro	2011	$127,885	$300,000	$459,997	$13,125	$580	$901,587
Chief Financial Officer(8)
Clyde Swoger,	2011	$83,651	$—	—	—	$540,000	$623,651
Chief Financial Officer(9)	2010	$300,000	$0	—	$0	—	$300,000
	2009	$300,000	$—	—	$218,500	—	$518,500
Anthony D. James,	2011	$230,769	$—	$1,318,640	—	$1,203	$1,550,612
Chief Financial Officer(10)
Michael Clark, Executive Vice President of Sales	2011	$275,000	$—	$2,567,255	$24,750	$960	$2,867,965
Michael Finke,	2011	$87,020	$—	$1,439,821	—	$128	$1,526,969
President(11)
Kevin Piltz,	2011	$280,000	$—	$1,621,422	$28,000	$1,541	$1,930,963
Chief Information Officer(12)

(1)	Mr. Davenport commenced employment with us on July 11, 2011 and his base salary for 2011 on an annualized basis was $500,000.
(2)	The amounts reported in this column for 2011 for Mr. Scarboro represents a signing bonus paid to him in August 2011 pursuant to his employment agreement Mr. Scarboro received a cash signing bonus of $300,000 in August 2011. Mr. Scarboro shall be required to repay the signing bonus, on a pro rata basis, to the Company in the event that his employment is terminated during the initial term, by the Company for cause or upon Mr. Scarboro’s resignation without good reason.
(3)	The amounts in this column, computed in accordance with current Financial Accounting Standard Board guidance for accounting for and reporting of stock-based compensation, represent the aggregate grant-date fair value of time-based restricted stock and options awards issued by the Company in the respective fiscal years. Further detail surrounding the shares awarded, the method of valuation and the assumptions made are set forth in Note 12, “Management Incentive Plans” to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011. As discussed under the heading “Equity-based incentive plans—Restricted Stock Granted Under the 2010 Equity Incentive Plan” above, the amounts reflected in this column for 2011 represent grants of restricted stock made in 2011.
(4)	The amount in this column represent payments made pursuant to our 2011 Plan, based on the performance of the Company, as described above in “2011 Incentive Plans” above.

(5)	The amounts reported in this column for 2011 represent the following:

Name	Group Life Insurance Premium Cost ($)	Long Term Disability Insurance Premium Cost ($)	Other Perquisites ($)		Other Contractual Payments ($)		Total ($)
Roger L. Davenport	600	450	29,500	(a)			30,550
Peter L. Masanotti	700	525	—		1,113,460	(b)	1,114,685
Robert M. Aquilina	—	—	—		975,000	(c)	975,000
Ronald L. Scarboro	280	300	—		—		580
Anthony D. James	528	675	—		—		1,203
Clyde Swoger	—	—	—		540,000	(d)	540,000
Michael F. Clark	660	300	—		—		960
Michael Finke	90	38	—		—		128
Kevin M. Piltz	641	900	—		—		1,541

(a)	In accordance with the terms of his employment agreement, in 2011 we reimbursed Mr. Davenport $29,500 for supplemental life insurance premiums.
(b)	This amount represents severance payment obligations ($1,000,000), and consulting services payments ($13,460) made, by us to Mr. Masanotti in connection with the separation agreement we entered into with Mr. Masanotti on July 11, 2011.
(c)	This amount represents severance payment obligations by us to Mr. Aquilina in connection with the separation agreement we entered into with Mr. Aquilina on August 2, 2011.
(d)	This amount represents severance payment obligations by us to Mr. Swoger in connection with the separation agreement we entered into with Mr. Swoger on June 23, 2011.
(6)	Mr. Masanotti served as our President and Chief Executive Officer from March 16, 2011 to July 11, 2011. The amounts included for him represent amounts earned during 2011. Mr. Masanotti’s base salary for 2011 on an annualized basis was $500,000.
(7)	Mr. Aquilina served as our Chief Executive Officer from October 17, 2010 to March 16, 2011. He also served as the Executive Chairman of our board of directors from August 8, 2008 to June 30, 2011 and as the non-executive Chairman of our board of directors from July 1, 2011 to July 11, 2011. He thereafter served on our board as a non-executive director until his resignation on November 21, 2011. The amounts included for him represent amounts earned during 2011. Mr. Aquilina’s base salary for 2011 on an annualized basis was $500,000.
(8)	Mr. Scarboro commenced employment with us on August 15, 2011 and his base salary for 2011 on an annualized basis was $350,000.
(9)	Mr. Swoger served as our Chief Financial Officer from August 8, 2008 to March 16, 2011. He remained employed by us until April 1, 2011 to assist with the transition of responsibilities to our former Chief Financial Officer, Mr. James. The amounts included for him represent amounts earned during 2011. Mr. Swoger’s base salary for 2011 on an annualized basis was $300,000.
(10)	Mr. James served as our Chief Financial Officer from March 16, 2011 until his resignation on September 2, 2011. He remained employed by us until October 1, 2011 primarily to assist with the transition of responsibilities to our current Chief Financial Officer, Mr. Scarboro. Mr. James base salary for 2011 on an annualized basis was $300,000.
(11)	Mr. Finke commenced employment with us on August 18, 2011 and his base salary for 2011 on an annualized basis was $280,000.
(12)	Mr. Piltz served as our Chief Information Officer from July 2011 until April 2, 2011. He will remain employed by us until July 1, 2012 to assist with the transition of responsibilities to our new Chief Information Officer, Albert Musciano.

Grants of Plan-Based Awards 2011

The following table sets forth each grant of an award made to each named executive officer for the year ended December 31, 2011.

				Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2) ($)
Name	Grant Date	Shares of Restricted Stock Awarded(1)	Grant Date Fair Value of Restricted Stock Award ($)
Roger L. Davenport	July 11, 2011	250,000	3,300,000	—
Peter L. Masanotti	—	—	—	—
Robert M. Aquilina	—	—	—	—
Ronald L. Scarboro	August 15, 2011	44,834	459,997	65,625
Anthony D. James	July 22, 2010	99,897	1,318,640	—
Clyde Swoger	—	—	—	—
Michael Clark	July 22, 2010	194,489	2,567,255	123,750
Michael Finke	August 18, 2011	195,894	1,439,821	43,510
Kevin Piltz	July 22, 2011	122,835	1,621,422	140,000

(1)	As discussed under the heading “Equity-based incentive plans—Restricted Stock Granted Under the 2010 Equity Incentive Plan” above, the Company granted:
(a)	Mr. Davenport 250,000 restricted shares of the Company’s common stock pursuant to a restricted stock award agreement dated July 11, 2011, which shares vest one-third on the first anniversary of the grant, and one-sixth on each of the 18-month, 24-month, 30-month and 36-month anniversaries of the grant date, provided he remains continuously employed through that date and subject to full acceleration upon termination without cause, resignation with good reason or change in control of the Company.
(b)	Mr. Scarboro 44,834 restricted shares of the Company’s common stock pursuant to a restricted stock award agreement dated August 15, 2011, which shares will vest ratably every calendar quarter over three years, provided he remains continuously employed through that date and subject to full acceleration upon termination without cause or resignation with good reason. Vesting of the awards began as of December 31, 2011,
(c)	Mr. James 99,897 restricted shares of the Company’s common stock, Mr. Clark 194,489 restricted shares of the Company’s common stock, Mr. Piltz 122,835 restricted shares of the Company’s common stock. The restricted stock awards granted to Messrs. James, Clark and Piltz vest ratably every calendar quarter over three years. Vesting of the awards began as of March 31, 2011. The shares of restricted stock become fully vested and non-forfeitable on a termination without cause or a voluntary departure for good reason. As Mr. James voluntarily resigned on October 1, 2011, he forfeited the 83,234 shares of restricted stock that had not vested as of October 1, 2011.
(d)	Mr. Finke 195,894 restricted shares of the Company’s common stock pursuant to a restricted stock award agreement dated August 18, which shares vest three years from grant, subject to full acceleration upon termination without cause, resignation with good reason, termination due to the executive’s disability, the executive’s death or a change in control.
(2)

Reflects possible Target payments to such officer pursuant to incentive awards under the 2011 Plan. In order to receive any payments under the 2011 Plan, we had to exceed the Adjusted EBITDA threshold established exclusively for the 2011 Plan. Based upon extent that we exceeded the Adjusted EBITDA threshold established exclusively for the 2011 Plan, each 2011 Plan participant (other than Mr. Finke) received a payout equal to 20% of his or her 2011 Plan incentive target. Messrs. Aquilina, Masanotti, James and Swoger were no longer employed by the Company when the 2011 Plan was approved by our board of directors in November 2011. Mr. Davenport did not participate in the 2011 Plan. Mr. Finke’s employment agreement provides that he was eligible to receive a prorated portion of his target annual bonus based upon the number of days in fiscal year 2011 that he was employed by us and if he remained employed through the end of fiscal year 2011. In accordance with the 2011 Plan, our Compensation Committee, in its discretion, did not award Mr. Finke a prorated bonus under the 2011 Plan in recognition of his receipt of a bonus from MultiModal Technologies, Inc. in 2011 prior to our acquisition of MultiModal Technologies, Inc.

All participants’ possible award payment under the 2011 Plan did not have a maximum.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

We have entered into written employment agreements with each of our NEOs that provide for the payment of base salary and for each NEO’s participation in our bonus programs and employee benefit plans. See “Executive Employment Agreements,” below. In addition, each agreement specifies payments and benefits that would be due to such named executive officer upon the termination of his employment with us. See “Potential Payments Upon Termination Or Change In Control” below, for additional information regarding amounts payable upon termination to each of our NEOs.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth all outstanding equity awards held by each of our NEOs as of December 31, 2011.

	Option Awards					Stock Awards
	Number of securities underlying unexercised options (#)(1)		Option exercise price		Option expiration date	Number of Shares of Restricted Stock that have Not Vested (#)	Market Value of Number of Shares of Restricted Stock that have Not Vested
Name	Exercisable	Unexercisable
Robert Aquilina	484,111	—	$5.01	(2)	August 6, 2018	—	—
Clyde Swoger	172,889	—	$5.01	(2)	August 6, 2018	—	—
Peter L. Masanotti(3)	295,749	—	$2.22		September 30, 2018	—	—
Roger L. Davenport(4)	—	—	—		—	250,000	$2,405,000
Ronald L. Scarboro	—	—	—		—	41,095	$395,334
Anthony D. James	—	—	—		—	—	—
Michael F. Clark	—	—	—		—	145,828	$1,402,865
Michael Finke	—	—	—		—	195,894	$1,888,500
Kevin Piltz	—	—	—		—	92,102	$886,021

(1)	One-third of these options vested on August 6, 2009, with the remaining options schedule to vest in one-sixth increments every six months thereafter. Under the terms Mr. Swoger’s separation from the Company on April 1, 2011 and Mr. Aquilina’s separation from the Company as an employee on June 30, 2011, their unvested options as of their separation dates automatically vested and their option exercise periods were extended to December 31, 2012. (see “—Equity-based incentive plans—Equity incentive awards—Options granted to named executive officers under the 2007 Plan,” above).
(2)	The option exercise price has been converted to U.S. dollars based on the exchange rate in effect on January 27, 2011, the last day on which our common stock was traded on AIM and we redomiciled in Delaware.
(3)

On July 11, 2011, we assumed the MModal MQ Inc. stock option plans (including the MModal MQ Inc. 2002 Stock Option Plan) and converted each of the stock options outstanding under the MModal MQ Inc. stock option plans into an option to purchase shares of common stock of the Company. The Company assumed the MModal MQ Inc. stock option plans in connection with the Company’s acquisition of outstanding shares of common stock of MModal MQ Inc. through (a) an exchange offer commenced on

February 3, 2011, to exchange shares of Company common stock for all of the outstanding shares of common stock of MModal MQ Inc. and (b) a short-form back-end merger pursuant to applicable provisions of the Delaware General Corporation Law and the New Jersey Business Corporation Act, resulting in MModal MQ Inc. becoming our indirect wholly-owned subsidiary and its common stock no longer trading on the OTCQB or on any other market. In connection with our assumption of the MModal MQ Inc. 2002 Stock Option Plan, Mr. Masanotti’s option became an option to purchase up to 295,749 shares of Company common stock at $2.22 per share. Under the terms Mr. Masanotti’s separation from the Company on July 11, 2011, his unvested options as of his separation date automatically vested and his option exercise period was extended to September 30, 2012.
(4)	As discussed under the heading “Equity-based incentive plans—Restricted Stock Granted Under the 2010 Equity Incentive Plan” above, the Company granted:
(a)	Mr. Davenport’s restricted shares vest one-third on the first anniversary of the grant, and one-sixth on each of the 18-month, 24-month, 30-month and 36-month anniversaries of the grant date, provided he remains continuously employed through that date and subject to full acceleration upon termination without cause, resignation with good reason or change in control of the Company
(b)	Mr. Scarboro’s restricted shares vest ratably every calendar quarter over three years, provided he remains continuously employed through that date and subject to full acceleration upon termination without cause or resignation with good reason. Vesting of the awards began as of December 31, 2011,
(c)	The restricted stock awards granted to Messrs. James, Clark and Piltz vest ratably every calendar quarter over three years. Vesting of the awards began as of March 31, 2011. The shares of restricted stock become fully vested and non-forfeitable on a termination without cause or a voluntary departure for good reason. As Mr. James voluntarily resigned on October 1, 2011, he forfeited the 83,234 shares of restricted stock that had not vested as of October 1, 2011.
(d)	Mr. Finke’s restricted shares vest three years from grant, subject to full acceleration upon termination without cause, resignation with good reason, termination due to disability, death or a change in control of the Company.

Option Exercises and Stock Vested During Last Fiscal Year

There were no option exercises by any of our NEOs during the year ended December 31, 2011.

The following table sets forth all restricted stock of our NEOs that vested during the year ended December 31, 2011.

	Restricted Stock Awards that Have Vested
	Date of Vesting	Number of Shares Acquired on Vesting	Value Realized on Vesting
Name
Robert Aquilina	—	—	—
Clyde Swoger	—	—	—
Peter L. Masanotti	—	—	—
Roger L. Davenport	—	—	—
Ronald L. Scarboro	December 30, 2011	3,739	$35,971
Anthony D. James	July 11, 2011	8,331	$109,975
	September 30, 2011	8,331	$62,985
Michael F. Clark	July 11, 2011	16,220	$214,109
	September 30, 2011	16,220	$122,626
	December 30, 2011	16,220	$156,040
Michael Finke	—	—	—
Kevin Piltz	July 11, 2011	10,244	$135,227
	September 30, 2011	10,244	$77,448
	December 30, 2011	10,244	$98,552

Pension Benefits and Non-Qualified Deferred Compensation

None of our NEOs participates in any qualified or non-qualified defined benefit plan or any non-qualified deferred compensation plan that provides for payments or other benefits at or in connection with retirement sponsored by us.

Potential Payments Upon Termination or Change-In-Control

Severance Payments Upon Termination of Employment

Roger L. Davenport

We entered into an employment agreement with Roger L. Davenport dated July 11, 2011 pursuant to which Mr. Davenport agreed to serve as our Chairman and Chief Executive Officer. The term of the agreement runs until July 31, 2014. The agreement renews automatically for successive one-year periods thereafter unless either party provides written notice that the term will not be extended.

In structuring Mr. Davenport’s compensation, our board of directors considered the importance of motivating a new Chief Executive Officer to make a long-term commitment to us and to consistently grow the businesses. Mr. Davenport is entitled to receive an annual base salary of $500,000 and, subject generally to Mr. Davenport’s continued employment, an annual incentive bonus award based upon the achievement of performance objectives established by our board of directors of up to $750,000. Pursuant to the terms of his employment agreement, with respect to fiscal year 2011, Mr. Davenport was to receive a guaranteed bonus equal to $562,500. However, in order to fund the 2011 Plan payments to the rest of the management team, Mr. Davenport agreed that he would forgo receipt of his guaranteed 2011 bonus in the amount of $562,500. Our board of directors and Compensation Committee are currently considering providing Mr. Davenport with an incremental restricted share grant to address Mr. Davenport’s agreement to forgo his guaranteed 2011 bonus In addition, the employment agreement provides that we will pay on his behalf, or reimburse him for his moving expenses incurred in connection with Mr. Davenport’s relocation to the vicinity of Franklin, Tennessee and up to $35,000 per year in personal financial planning expenses, tax preparation expenses or supplemental life insurance premiums. Pursuant to the terms of his employment agreement, Mr. Davenport received a restricted stock award grant 250,000 restricted shares of our common stock, which, as described more fully above generally vest, subject to Mr. Davenport’s continued employment over a three year period. Any unvested restricted shares will become fully vested on a change in control.

The employment agreement provides that in the case of termination without “cause” (including our election not to extend the employment term) or resignation with “good reason”, Mr. Davenport is entitled to one-and-a-half times his base salary paid in monthly payments for a period of 12 months following the date of such termination, full vesting of all restricted stock, subsidized cost of COBRA continuation of his group health benefits (on the same basis as if he remained an employee) for 12 months, a payment of a pro-rata bonus for the year of termination, a payment of any annual bonus for the preceding fiscal year that was otherwise earned but unpaid as of the date of termination and an additional lump sum of $35,000, each subject to his timely execution of a release. Additionally, if such termination of Mr. Davenport’s employment occurs within 12 months following a change in control (as such term is defined in Mr. Davenport’s employment agreement), Mr. Davenport will receive an additional lump sum payment equal to 12 months base salary, again subject to his timely execution of a release.

As used in Mr. Davenport’s employment agreement with us, the term “cause” means the occurrence of any of the following: (1) his failure to substantially perform his material duties set forth in the employment agreement (other than as a result of total or partial incapacity due to physical or mental illness), for a period of 30 days following written notice by us to him of such failure, (2) willful dishonesty in the performance of his duties set forth in the employment agreement, (3) his conviction of, or plea of nolo contendere to a crime constituting a felony under the laws of the United States or any state thereof, (4) his willful malfeasance or willful misconduct in connection with his duties set forth in the employment agreement or any intentional act or intentional omission which is materially injurious to our financial condition or business reputation or any of our subsidiaries or affiliates or (5) his breach of the provisions in the employment agreement relating to non-competition, confidentiality and our intellectual property.

As used in Mr. Davenport’s employment agreement with us, the term “good reason” means (1) breach by us of any material term of the employment agreement, or (2) any material diminution in his authority, title, reporting relationship or responsibilities; provided that any of the foregoing events shall constitute good reason only if (a) he notifies us in writing that an event constituting good reason has occurred, which notice shall be provided within 30 days after he first becomes aware of the occurrence of such event constituting good reason, (b) we fail to cure such event within 30 days after receipt of the written notice from him, and (c) he resigns employment within 30 days following expiration of our cure period.

The employment agreement also provides that in the event Mr. Davenport’s employment is terminated due to his death or disability, he is entitled to receive a pro-rata portion of the bonus Mr. Davenport would have received, if any, if his employment had not so terminated and a payment of any annual bonus for the preceding fiscal year that was otherwise earned but unpaid as of the date of termination.

Mr. Davenport is also subject to certain restrictive covenants regarding non-competition, non-interference and non-solicitation of employees and consultants for a period of one year following termination of employment, and certain restrictive covenants regarding non-disclosure of confidential information and intellectual property.

Robert Aquilina

Employment Agreement

We entered into an employment agreement with Robert Aquilina on August 8, 2008 pursuant to which Mr. Aquilina previously served as our Chairman and Chief Executive Officer. Mr. Aquilina ceased serving as our Chief Executive Officer on March 16, 2011, ceased serving as our executive Chairman on June 30, 2011 and then continued to serve as our non-executive Chairman from July 1, 2011 to July 11, 2011. He thereafter served on our board of directors as a non-executive director until his resignation on November 21, 2011.

Pursuant to the terms of this agreement, Mr. Aquilina is also subject to certain restrictive covenants regarding non-competition, non-interference and non-solicitation of employees and consultants for a period of one year following termination of employment and certain restrictive covenants regarding non-disclosure of confidential information and intellectual property.

Separation Agreement

On August 2, 2011 we entered into an Agreement and Release with Mr. Aquilina. Pursuant to the terms of the agreement, Mr. Aquilina is entitled to receive cash severance equal to his annual base salary of $500,000 plus $475,000, payable in substantially equal installments over a period of 12 months; subject to the delay required under Code Section 409A; thus the that the first installment was not paid until the first payroll date which occurred after the expiration of the six-month period commencing on Mr. Aquilina’s separation of employment from the Company, however, this first installment included all installments that otherwise would have been paid during such six-month period, if the required delay were not applicable.

In addition, all of Mr. Aquilina’s outstanding and unvested Company stock options automatically vested and all of his outstanding options will remain exercisable until December 31, 2012, subject to Mr. Aquilina’s continued compliance with certain restrictive covenants. This agreement provides that Mr. Aquilina will be bound by the non-competition and non-solicitation covenants set forth in his employment agreement for a period of 12 months following his termination of employment. This agreement also provides that Mr. Aquilina releases us from claims occurring on or prior to the date of the agreement.

Peter Masanotti

Employment Agreement

In connection with his appointment as MModal MQ Inc.’s Chief Executive Officer, MModal MQ Inc. entered into an employment agreement with Mr. Masanotti, dated as of September 3, 2008. We appointed Mr. Masanotti as our President and Chief Executive Officer on March 15, 2011 pursuant to the terms and conditions of Mr. Masanotti’s Employment Agreement with MModal MQ Inc.

Mr. Masanotti separated employment from us and MModal MQ Inc. effective as of the close of business on July 11, 2011.

Mr. Masanotti is subject to certain restrictive covenants regarding non-competition, non-interference and non-solicitation of employees and consultants for a period of one year following termination of employment, and certain restrictive covenants regarding non-disclosure of confidential information and intellectual property.

Separation Agreement

In order to facilitate the smooth transition of our leadership and to encourage Mr. Masanotti to aid in the transition of our new Chief Executive Officer, we entered into a formal Separation and Release Agreement with Mr. Masanotti dated July 11, 2011, pursuant to which he will receive severance payments in the aggregate amount of $1,000,000 over a period of 12 months.

In addition, all of Mr. Masanotti’s outstanding and unvested Company stock options automatically vested and all of his outstanding options will remain exercisable until September 30, 2012. In addition, this agreement provides that Mr. Masanotti will be bound by the non-competition and non-solicitation covenants set forth in his employment agreement for a period of 12 months following his termination of employment. This agreement also provides that Mr. Masanotti releases us from claims occurring on or prior to the date of the agreement. Mr. Masanotti also agreed to make himself available, upon request, until September 30, 2011 to provide consulting services. During the consulting period, Mr. Masanotti received a consulting fee at a rate of $9,615 per week.

Ronald L. Scarboro

We entered into an employment agreement with Ronald L. Scarboro, dated August 15, 2011. The agreement continues in effect until August 31, 2014, subject to automatic renewal for successive one-year periods thereafter unless either party provides written notice that the term will not be extended. Mr. Scarboro is entitled to receive an annual base salary of $350,000 and, subject generally to Mr. Davenport’s continued employment, an annual incentive bonus award based upon the achievement of performance objectives established by our board of directors of up to 45% of annual base salary. In addition, Mr. Scarboro received a cash signing bonus of $300,000. Mr. Scarboro shall be required to repay the signing bonus, on a pro rata basis, to the Company in the event that his employment is terminated during the initial term, by the Company for “cause” or upon Mr. Scarboro’s resignation without “good reason.”

Pursuant to the terms of his employment agreement, Mr. Scarboro received a restricted stock award grant of 44,834 shares of our common stock. In addition, beginning with the 2012 fiscal year and for each subsequent year during the employment term, Mr. Scarboro will be eligible to receive an annual restricted stock award based upon the achievement of performance objectives established by our board of directors in a number of shares equal to $300,000 divided by the fair market value of our common stock on the date the award is granted. The above described restricted stock awards each vest, subject generally to Mr. Scarboro’s continued employment, in quarterly installments over a three year period commencing from the date of grant, subject to full acceleration upon Mr. Scarboro’s termination without “cause” or resignation with “good reason”. In the event of a “change in control” following a fiscal year for which the specified performance objectives have been achieved but the restricted stock award for such achievement have not been issued, then, in lieu of such restricted stock award, we will pay a cash bonus to Mr. Scarboro of $300,000 (notwithstanding the foregoing in the event a change in control occurs during the 2012 calendar year, such payment would be equal to $75,000 for each calendar quarter that has elapsed as of the date of the change in control).

The employment agreement provides that in the case of termination without “cause” (including our election not to extend the employment term) or resignation with “good reason”, Mr. Scarboro is entitled to payment of his base salary for a period of 12 months following the date of such termination, full vesting of all restricted stock, subsidized cost of COBRA continuation of his group health benefits (on the same basis as if he remained an employee) for 12 months, a payment of a pro-rata bonus for the year of termination and a payment of any annual bonus for the preceding fiscal year that was otherwise earned but unpaid as of the date of termination. These severance benefits are all conditioned on Mr. Scarboro’s timely execution of a general release of claims against us and our affiliates.

As used in Mr. Scarboro’s employment agreement with us, the terms “cause” and “good reason” have the same meanings as used in Mr. Davenport’s employment agreement set forth above.

The employment agreement also provides that in the event Mr. Scarboro’s employment is terminated due to his death or disability, he is entitled to receive a pro-rata portion of the bonus Mr. Scarboro would have received, if any, if his employment had not so terminated and a payment of any annual bonus for the preceding fiscal year that was otherwise earned but unpaid as of the date of termination.

Mr. Scarboro is also subject to certain restrictive covenants regarding non-competition, non-interference and non-solicitation of employees and consultants for a period of one year following termination of employment, and certain restrictive covenants regarding non-disclosure of confidential information and intellectual property.

Anthony James, Michael Clark and Kevin Piltz

Mr. James ceased serving as our Chief Financial Officer on September 2, 2011. Under the terms of his employment agreement, Mr. James would have been entitled to continuation of his then current base salary for a period of 12 months in the event he was terminated without “cause,” or if he terminated his employment for “good reason” (as such terms are defined in his employment agreement). However, since he voluntarily resigned, Mr. James was not entitled to any severance payments.

Mr. Piltz ceased serving as our Chief Information Officer on April 2, 2011. He will remain employed by us until July 1, 2012 to assist with the transition of responsibilities to our new Chief Information Officer, Albert Musciano. In order to encourage Mr. Piltz to aid in the transition of our new Chief Information Officer, we entered into a Separation and Release Agreement with Mr. Piltz dated March 21, 2012, pursuant to which he will receive severance benefits of the continuation of base salary for a period of 12 months and all restricted stock will vest on July 1, 2012.

Under the terms of his employment agreement, Mr. Clark will be entitled to the continuation of his then current base salary for a period of 12 months in the event he is terminated without “cause” or if he tenders his written resignation within 30 days following a substantial and material diminution of his duties or a reduction in his base salary in excess of 10%, which diminution or reduction is not cured by us within 10 days of receiving his written resignation.

As used in the employment agreements for Messrs. Clark and Piltz, the term “cause” means the occurrence of any of the following: (1) such named executive officer’s refusal, willful failure or inability to perform (other than due to illness or disability) his employment duties or to follow the lawful directives of his superiors; (2) misconduct or gross negligence by such named executive officer in the course of employment; (3) conduct of such named executive officer involving fraud, embezzlement, theft or dishonesty in the course of employment;

(4) a conviction of or the entry of a plea of guilty or nolo contendere to a crime involving moral turpitude or that otherwise could reasonably be expected to have an adverse effect on our operations, condition or reputation; (5) a material breach by such named executive officer of any agreement with or fiduciary duty owed to us or (6) alcohol abuse or use of controlled drugs other than in accordance with a physician’s prescription.

Messrs. James, Piltz, and Clark are bound by certain non-competition and non-solicitation covenants which extend for a period of one year following termination of their employment for any reason.

Clyde Swoger

Employment Agreement

We entered into an employment agreement with Mr. Swoger dated August 2008, pursuant to which Mr. Swoger served as our Chief Financial Officer. Mr. Swoger ceased serving as Chief Financial Officer on March 16, 2011.

Mr. Swoger is subject to the same restrictive covenants as Mr. Aquilina, as set forth above.

Separation Agreement

On June 23, 2011, we entered into a separation agreement and general release with Mr. Swoger. Pursuant to this agreement, Mr. Swoger is entitled to receive severance payments in the aggregate amount of $540,000 payable over a period of 12 months.

In addition, all of Mr. Swoger’s outstanding and unvested Company stock options automatically vested and all of his outstanding options will remain exercisable until December 30, 2012, subject to Mr. Swoger’s continued compliance with certain restrictive covenants.

In addition, the separation agreement provides that Mr. Swoger will be bound by the non-competition and non-solicitation covenants set forth in his employment agreement for a period of 12 months following his termination of employment. The separation agreement also provides that Mr. Swoger releases us from claims arising or occurring on or prior to the date of the separation agreement.

Michael Finke

In connection with our acquisition of MultiModal Technologies, Inc., we entered into an employment agreement with Michael Finke dated August 18, 2011. The employment agreement continues in effect until Mr. Finke’s employment with us ceases for any reason.

The employment agreement provides that in the case of termination without “cause” or resignation with “good reason”, we will continue to pay Mr. Finke his base salary for a period of twelve months, will pay him a pro-rata bonus for the year of his termination and will pay him any annual bonus for the preceding fiscal year that was otherwise earned but unpaid as of the date of termination. These severance benefits are all conditioned on Mr. Finke’s execution of a general release of claims against us and our affiliates.

As used in Mr. Finke’s employment agreement with us, the term “cause” means the occurrence of any of the following: (A) his willful failure to substantially perform his duties hereunder (other than as a result of total or partial incapacity due to physical or mental illness) for a period of 30 days following written notice by us to him of such failure, (B) his commission of a material act in the performance of his duties that Executive knows to be dishonest, (C) during the course of his employment with us, his conviction of, or plea of nolo contendere to, a crime constituting (x) a felony under the laws of the United States or any state thereof or (y) a misdemeanor involving moral turpitude (other than, in each case, a crime arising from motor vehicle operation), (D) his willful malfeasance or willful misconduct in connection with his duties hereunder, (E) Executive’s willful act or omission in derogation of his duties set forth in the employment agreement which is demonstrably injurious to our financial condition or business reputation or any of our subsidiaries (collectively, the “Company Group”), (F) his material breach of any written agreement with any member of the Company Group, which is not cured within 30 days after receipt of the written notice from us, or (G) his commission of an act constituting insider trading or willful commission of an act constituting sexual harassment.

As used in Mr. Finke’s employment agreement with us, the term “good reason” means (A) the failure of us to pay or cause to be paid his base salary, when due as set forth in the employment agreement, or any earned annual bonus, when due under the terms of the applicable bonus plan, (B) any reduction in his base salary or target annual bonus opportunity, (C) any substantial and sustained (i) diminution in his authority, title, reporting relationship or responsibilities from, or (ii) assignment of duties and responsibilities materially inconsistent with, those described in the employment agreement, (D) relocation of the his primary place of employment outside of the Pittsburgh, Pennsylvania metropolitan area or (E) our material breach of the employment agreement; provided that any of the foregoing events shall constitute good reason only if (a) he notifies us in writing that an event constituting good reason has occurred, which notice shall be provided within 90 days after he first becomes aware of the occurrence of such event constituting good reason, (b) we fail to cure such event within 30 days after receipt of the written notice from him, and (c) he resigns employment within 90 days following expiration of our cure period.

The employment agreement also provides that in the event Mr. Finke’s employment is terminated due to his death or disability, he is entitled to receive a pro-rata portion of the bonus Mr. Finke would have received, if any, if his employment had not so terminated and a payment of any annual bonus for the preceding fiscal year that was otherwise earned but unpaid as of the date of termination.

Mr. Finke is also subject to certain restrictive covenants regarding non-competition, non-interference and non-solicitation of employees and consultants for a period of one year following termination of employment, and certain restrictive covenants regarding non-disclosure of confidential information and intellectual property.

Change-in-Control Benefits

Mr. Davenport

Pursuant to the terms of the restricted stock award granted to Mr. Davenport, in the event of a “change in control” (as defined below), all unvested shares of restricted stock shall automatically vest. “Change in control” means occurrence of any one of the following events if such event is also a “change in the ownership or effective control” of the us or a “change in the ownership of a substantial portion of the assets” of us, in each case as defined in Treas. Reg. § 1.409A-3(i)(v):

(i)	Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than (a) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (b) a corporation owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, or (c) Siris Capital Group, LLC or any of its affiliates is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Exchange Act), directly or indirectly, of securities of the Company by reason of having acquired such securities during the twelve month period ending on the date of the most recent acquisition (not including any securities acquired directly from the Company) representing 50% or more of the total combined voting power of the Company’s then outstanding voting securities (the Voting Stock); or

(ii)	the majority of members of our board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the our board of directors before the date of the appointment or election; or

(iii)

consummation of a reorganization, merger or consolidation resulting in a change described in (i) or (ii) of this definition, or the sale or other disposition of all or substantially all of the assets of the

Company involving 50% or more of the total gross fair market value of all of the assets of the Company immediately before such sale of assets (a Business Combination), in each case, unless all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Voting Stock immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the total voting power represented by the voting securities entitled to vote generally in the election of directors of the corporation resulting from the Business Combination in substantially the same proportions as their ownership, immediately prior to the Business Combination of the Voting Stock of the Company.

Mr. Finke

Pursuant to the terms of the restricted stock award granted to Mr. Finke, in the event of a “change in control”, all unvested shares of restricted stock shall automatically vest. “Change in Control” means the occurrence of any one of the following

(i)	Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than (a) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (b) a corporation owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, or (c) Siris Capital Group, LLC or any of its affiliates is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Exchange Act), directly or indirectly, of securities of the Company by reason of having acquired such securities during the twelve month period ending on the date of the most recent acquisition (not including any securities acquired directly from the Company) representing 50% or more of the total combined voting power of the Company’s then outstanding voting securities (the “Voting Stock”);

(ii)	the majority of members of our board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of our board of directors before the date of the appointment or election; or

(iii)	consummation of a reorganization, merger or consolidation resulting in a change described in (i) or (ii) of this definition, or the sale or other disposition of all or substantially all of the assets of the Company involving 50% or more of the total gross fair market value of all of the assets of the Company immediately before such sale of assets (a Business Combination), in each case, unless all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Voting Stock immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the total voting power represented by the voting securities entitled to vote generally in the election of directors of the corporation resulting from the Business Combination in substantially the same proportions as their ownership, immediately prior to the Business Combination of the Voting Stock of the Company.

Potential Payments Upon Termination or Change-in-Control

The following is a description of payments and benefits that would be due to each of our NEOs upon the termination of his employment with us, and upon a change in control of us. The amounts in the table below assume that each termination was effective as of December 31, 2011 and are merely illustrative of the impact of a hypothetical termination of each executive’s employment or the consummation of a change in control on December 31, 2011 of us, as applicable. The amounts that would be payable upon an actual termination of employment or an actual change in control can only be determined at the time of such termination based on the facts and circumstances then prevailing.

The following table provides the total dollar value of the compensation that would be paid to each of our NEOs (other than those who were no longer employed by us as of December 31, 2011) assuming a change in control of us, or the termination of his employment in certain defined circumstances, on December 31, 2011, pursuant to the arrangements described above:

Named executive officer	Compensation	Termination on death or disability	Termination without cause or for good reason prior to a change in control	Termination without cause or for good reason within 12 month after a change in control	Change in control
Roger L. Davenport	Salary Continuation	—	$750,000	$1,250,000	—
	Pro-Rata Bonus(1)	$562,500	$562,500	$562,500	—
	Vesting of Unvested Restricted Stock	—	$2,405,000	$2,405,000	$2,405,000

	Total	$562,500	$3,717,500	$4,217,500	$2,405,000
Ronald L. Scarboro	Salary Continuation	—	$350,000	$350,000	—
	Pro-Rata Bonus(2)	$13,125	$13,125	$13,125	—
	Vesting of Unvested Restricted Stock	—	$395,334	$395,334	—

	Total	$13,125	$758,459	$758,459	—
Michael F. Clark	Salary Continuation	—	$275,000	$275,000	—
	Pro-Rata Bonus(2)	—	—	—	—
	Vesting of Unvested Restricted Stock	—	$1,402,865	$1,402,865	—

	Total	—	$1,677,865	$1,677,865	—
Michael Finke	Salary Continuation	—	$280,000	$280,000	—
	Pro-Rata Bonus(2)	$43,510	$43,510	$43,510	—
	Vesting of Unvested Restricted Stock	—	$1,884,500	$1,884,500	$1,884,500

	Total	$43,510	$2,208,010	$2,208,010	$1,884,500
Kevin M. Piltz(3)	Salary Continuation	—	$140,000	$140,000	—
	Pro-Rata Bonus(2)	—	—	—	—
	Vesting of Unvested Restricted Stock	—	$886,021	$886,021	—

	Total	—	$1,026,021	$1,026,021	—

(1)	Mr. Daveport’s employment agreement with us provides that with respect to fiscal year 2011, he was to have received a guaranteed bonus of $562,500. However, in order to fund the 2011 Plan payments to the rest of the management team, Mr. Davenport agreed that he would forgo receipt of his guaranteed 2011 bonus in the amount of $562,500. Our board of directors and Compensation Committee are currently considering providing Mr. Davenport with an incremental restricted share grant to address Mr. Davenport’s agreement to forgo his guaranteed 2011 bonus.
(2)	If applicable, represents the bonus earned in 2011 and paid in 2012. Messrs. Clark and Piltz are not entitled to any bonus payments under their employment agreements with us in the event of termination on death or disability, termination without cause or for good reason, or a change in control. Mr. Finke’s employment agreement provides that he was eligible to receive a prorated portion of his target annual bonus based upon the number of days in fiscal year 2011 that he was employed by us and if he remained employed through the end of fiscal year 2011. In accordance with the 2011 Plan, our Compensation Committee, in its discretion, did not award Mr. Finke a prorated bonus under the 2011 Plan in recognition of his receipt of a bonus from MultiModal Technologies, Inc. in 2011 prior to our acquisition of MultiModal Technologies, Inc.
(3)	Mr. Piltz served as our Chief Information Officer from July 2011 until April 2, 2011. He will remain employed by us until July 1, 2012 to assist with the transition of responsibilities to our new Chief Information Officer, Albert Musciano.

Separation Arrangements with Former Executive Officers

The following table summarizes the payment obligations by us to certain of our former NEOs with whom we have entered into separation agreements discussed in detail above under the heading “Potential Payments Upon Termination or Change-In-Control—Severance Payments Upon Termination of Employment.”

Name of Former NEO	Severance Payments	Other Payments		Total
Robert M. Aquilina	$975,000	—		$975,000
Peter L. Masanotti	$1,000,000	$13,460	(1)	$1,013,460
Clyde Swoger	$540,000	—		$540,000
Kevin M. Piltz	$280,000	—		$280,000

(1)	This amount represents consulting services payments made by us to Mr. Masanotti in connection with his separation agreement.

Policies and Practices Related to Risk Management

We have initiated an ongoing assessment of our compensation practices in light of the risks in our operations including, among other things, a review of management’s decision-making and policy-making structures and practices; the methodology used to define, update, and measure short-term and long-term objectives as part of our management incentive and sales force commission programs; the effectiveness and nature of communications within the Company and between management and our board of directors and various committees; and our compliance policies, practices, and programs. We believe that our compensation practices do not provide undue incentives, or are reasonably likely, to expose the Company to material risk.

Compensation Committee Interlocks and Insider Participation

The current members of our Compensation Committee are James Patrick Nolan (Chair), Robert J. Greczyn, Jr., Henry C. Wolf. There are no interlocking relationships that we are aware of between any member of our Compensation Committee and any of our executive officers that would require disclosure under the applicable rules promulgated under the federal securities laws. In 2011, other than Mr. Aquilina, no member of our Compensation Committee was an officer or employee of ours. In addition, there are no Compensation Committee interlocks between us and other entities involving our executive officers and our board members who serve as executive officers of those other entities.

Compensation of Directors

We currently do not pay Messrs. Baker, Berger, Hendren or our employee directors (Messrs. Davenport and Kumar) any compensation for their service on our board of directors. Our other non-employee directors are paid an annual retainer of $50,000, except for Mr. McLachlan who receives $60,000 annually which reflects an additional $10,000 retainer for his role as chair of our Audit Committee. The annual retainer is paid quarterly in arrears and pro-rated for any partial service. All directors are reimbursed for all reasonable expenses incurred by them in connection with their service on our board of directors.

For 2011, our non-employee directors (other than Messrs. Berger, Baker and Hendren) received the following compensation from us:

Name	Fees Earned or Paid in Cash ($)(1)	Total ($)
Kenneth John McLachlan	$60,000	$60,000
Merle Gilmore	$50,000	$50,000
James Patrick Nolan	$50,000	$50,000
Andrew E. Vogel	$10,833	$10,833
Colin J. O’Brien	$5,139	$5,139
Robert J. Greczyn, Jr.	$10,833	$10,833

(1)	The annual retainer is paid quarterly in arrears and pro-rated for any partial service. The amounts reflected above for Messrs. Vogel, O’Brien and Greczyn reflect their partial service in 2011, as Messrs. Vogel and Greczyn were appointed as directors on October 13, 2011 and Mr. O’Brien was appointed as a director on November 22, 2011.

In October 2011, our board of directors approved additional compensation for the independent directors on our board of directors. Commencing with the fiscal year 2012, within 10 days of the Annual Meeting, the compensation for each independent director on the board of directors shall also include a grant of a number of restricted shares of our Common Stock equal to an amount determined by dividing U.S $55,000 by the fair market value of our Common Stock on the date of issuance, and each such grant of restricted shares will vest in full on the first anniversary of the grant date.

Proposal 3—Approve the Compensation of our Named Executive Officers

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the Dodd-Frank Act)) and the related rules of the SEC, we are including in this Proxy Statement a separate resolution to approve, in a non-binding, stockholder advisory vote, the compensation paid to our Named Executive Officers as disclosed in the section of this Proxy Statement entitled “Executive Compensation” beginning on page 26. While the results of the vote are non-binding and advisory in nature, our board of directors intends to carefully consider the results of this vote.

The language of the resolution is as follows:

“RESOLVED, that the compensation paid to the company’s Named Executive Officers, as disclosed in this Proxy Statement pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and any related narrative discussion, is hereby APPROVED.”

As described under the heading “Executive Compensation,” stockholders may wish to consider the following features of our executive compensation programs and actions by our Compensation Committee in connection with the advisory vote to approve the compensation paid to our Named Executive Officers:

•

The results of our Compensation Committee’s engagement of a compensation consulting firm to perform benchmarking analysis in 2011 and 2012 for executive total compensation for our top executive positions and its finding that our Named Executive Officers are between the 25th and 75th percentile of market on (i) average base salary (ii) target total cash compensation (base and target bonus) (iii) long-term incentive compensation and (iv) total direct compensation (combined target total cash and long term incentive) for similarly situated executives based upon the analysis of the publicly available information for the Peer Companies.

•	That our compensation program provides short and long term incentives to ensure our named executive officers are focused on increasing the value of the Company.

Our board of directors recommends that stockholders approve the compensation of our Named Executive Officers by marking “For” on the Proxy Card.

Proposal 4—Approve the Frequency of the Advisory Vote on the

Compensation of our Named Executive Officers

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Act) and the related rules of the SEC, we are submitting for stockholder consideration a separate resolution to determine, in a non-binding advisory vote, whether a stockholder vote to approve the compensation paid to our Named Executive Officers (that is, votes similar to the non-binding, advisory vote in Proposal 3 on page 51) should occur every one, two or three years. While the results of the vote are non-binding and advisory in nature, our board of directors intends to carefully consider the results of this vote.

Our board of directors believes that a non-binding vote on executive compensation every year is the best approach because it will allow feedback from our stockholders on a more regular basis than if the vote were to occur every two or three years.

Our board of directors recommends that stockholders vote for an advisory vote on the compensation of our Named Executive Officers every year.

Stockholder Proposals for the 2013 Annual Meeting

Advance Notice Requirements for Stockholder Proposals for Next Year’s Annual Meeting

In order for a stockholder proposal to be included in our Proxy Statement to be issued in connection with our 2013 annual meeting of stockholders (the 2013 Annual Meeting), that proposal must be received by our Secretary at our executive offices at 9009 Carothers Parkway, Suite C-2, Franklin, TN 37067 no later than January 1, 2013 (which is 120 calendar days before the anniversary of the date this Proxy Statement was first mailed to our stockholders). If that proposal is in compliance with all of the requirements of Rule 14a-8 under the Exchange Act, it will be included in the Proxy Statement and set forth on the proxy card issued for that Annual Meeting.

In addition to including their proposal in our proxy materials, stockholders may wish to submit proposals at the 2013 Annual Meeting. In order for such proposals to be deemed timely, such proposals must be received by our Secretary at our executive offices at 9009 Carothers Parkway, Suite C-2, Franklin, TN 37067 (A) no earlier than February 1, 2013 and no later than March 3, 2013 or (B) in the event that our 2013 Annual Meeting of stockholders is held prior to May 2, 2013 or after July 1, 2013, notice by the stockholder must be so received not earlier than the 120th day prior to the 2013 Annual Meeting and not later than the close of business on the later of the 90th day prior to the 2013 Annual Meeting or the 10th day following the day on which public announcement of the date of the 2013 Annual Meeting is first made.

Advance Notice Requirements for Stockholder Nominations for Next Year’s Annual Meeting

Nominations for election to our board of directors must be received by our Secretary at our executive offices at 9009 Carothers Parkway, Suite C-2, Franklin, TN 37067 along with the information and materials required by our by-laws (A) no earlier than February 1, 2013 and no later than March 3, 2013 or (B) in the event that our 2013 Annual Meeting of stockholders is held prior to May 2, 2013 or after July 1, 2013, notice by the stockholder must be so received not earlier than the 120th day prior to the 2013 Annual Meeting and not later than the close of business on the later of the 90th day prior to the 2013 Annual Meeting or the 10th day following the day on which public announcement of the date of the 2013 Annual Meeting is first made and must be accompanied by the information and materials required by our by-laws.

Other Requirements

You also must comply with all applicable requirements of the Exchange Act for nominations of directors and proposals of business to be conducted at stockholder meetings. If you have not complied with the procedures described above, the chairman of the meeting may refuse to acknowledge your nomination or proposal. These procedures will not be deemed to affect any of your rights under Rule 14a-8 under the Exchange Act to request inclusion of proposals in our proxy statements.

Change in the Date of Next Year’s Annual Meeting

If our board of directors selects a date for next year’s annual meeting of stockholders that is more than 30 calendar days before or after the date that is one year after the date of the Annual Meeting, we will inform you of the change and include the new dates by which (i) stockholder proposals must be submitted to us for inclusion in our proxy statement and form of proxy card for next year’s annual meeting of stockholders and (ii) stockholder proposals must be received to not be considered “untimely,” in our first Quarterly Report on Form 10-Q following the change.

Delivery of this Proxy Statement

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our Proxy Statement,

Notice of Internet Availability of Proxy Materials and annual report to stockholders may have been sent to multiple stockholders in your household. Householding is designed to reduce duplicate mailings and save significant printing and postage costs. If you receive a household mailing this year and would like to receive additional copies of our annual report to stockholders, Notice of Internet Availability of Proxy Materials and/or this Proxy Statement, please call us at (800) 233-3030 or send a written request to Investor Relations, MModal Inc., 9009 Carothers Parkway, Suite C-2, Franklin, TN 37067. If you want to receive separate copies of the Proxy Statement, Notice of Internet Availability of Proxy Materials or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

OUR BOARD OF DIRECTORS ENCOURAGES STOCKHOLDERS TO ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO VOTE YOUR PROXY VIA THE INTERNET OR TO COMPLETE, DATE, SIGN, AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE ANNUAL MEETING AND YOUR COOPERATION WILL BE APPRECIATED.

ANNUAL MEETING OF SHAREHOLDERS OF

MModal Inc.

June 1, 2012

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card are available at http://abea-6arm1d.client.shareholder.com/annual-proxy.cfm

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

20330304000000000000 5 060112

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x

1. Election of Directors:

NOMINEES:

FOR ALL NOMINEES Roger L. Davenport

V. Raman Kumar

WITHHOLD AUTHORITY Frank Baker

FOR ALL NOMINEES

FOR ALL EXCEPT

(See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT”

and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

FOR AGAINST ABSTAIN

2. The ratification of KPMG LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2012.

FOR AGAINST ABSTAIN

3. The approval of the compensation of the named executive officers.

1 year 2 years 3 years ABSTAIN

4. The approval of the frequency of the advisory vote on the compansation of the named executive officers.

The undersigned acknowledges receipt from the Company before the execution of this proxy of the Notice of Annual Meeting of Shareholders, a Proxy Statement for the Annual Meeting of Shareholders and the 2012 Annual Report to Shareholders.

Signature of Shareholder Date: Signature of Shareholder Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

MMODAL INC.

9009 Carothers Parkway Suite C-2 Franklin, TN 37067

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Roger L. Davenport and Ronald L. Scarboro as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of MModal Inc. held of record by the undersigned on April 4, 2012, at the Annual Meeting of Stockholders to be held at The Franklin Marriot Cool Springs, 700 Cool Springs Blvd., Franklin, TN 37067, on June 1, 2012, or any adjournment or postponement thereof.

(Continued and to be signed on the reverse side)